EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
By and Among,
MAVENIR SYSTEMS, INC.,
STORM MERGER SUB, INC.,
STOKE, INC.,
CERTAIN EQUITYHOLDERS OF STOKE, INC.,
And
THE EQUITYHOLDERS’ REPRESENTATIVE (AS DEFINED HEREIN)
Dated as of November 12, 2014

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SCHEDULES
Schedule A	-	Initial Signatories to Stockholder Consent
Schedule B	-	Merger Consideration Schedule

Schedule 3.1A	-	Non-Assumed Indebtedness Schedule
Schedule 3.1B	-	Assumed Indebtedness Schedule
Schedule 3.2(a)	-	Form Working Capital Statement
Schedule 5.3	-	Equityholder Stock

Equityholder and Company Disclosure Schedule

Schedule 8.1	-	Conduct of Business
Schedule 8.16	-	Contracts to be Terminated
Schedule 9.2(g)	-	Material Required Consents
Schedule 9.2(h)	-	Certain Customers
Schedule 9.2(k)	-	Encumbrances to be Released

Calculation Schedules (to be delivered no later than one (1) Business Day prior to Closing):
Schedule 3.4A	-	Updated Schedule of Non-Assumed Indebtedness and Assumed Indebtedness
Schedule 3.4B	-	Transaction Expense Schedule
Schedule 3.4C	-	Updated Merger Consideration Schedule
Schedule 3.4D	-	Updated Pro Rata Portions
Schedule 3.4E	-	Non-Consenting Stockholders
Schedule 3.4F	-	Unbilled Revenue
Schedule 3.4G	-	Deferred Revenue

EXHIBITS
Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Letter of Transmittal
Exhibit C	-	Pro Rata Portions
Exhibit D	-	Form of FIRPTA Certification
Exhibit E	-	Form of FIRPTA Notification
Exhibit F	-	Form of Company Amendment to Amended and Restated Certificate of Incorporation
Exhibit G	-	Form of Resignation Letter
Exhibit H	-	Form of Joinder Agreement

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2014 (together with the Schedules and Exhibits attached hereto, this “Agreement”), is entered into by and among Stoke, Inc., a Delaware corporation (the “Company”), the Equityholders who have executed and delivered this Agreement, any other Person who becomes a party to this Agreement by executing and delivering a Letter of Transmittal, Fortis Advisors LLC, solely in its capacity as the Equityholders’ Representative, Mavenir Systems, Inc., a Delaware corporation (the “Buyer”), and Storm Merger Sub, Inc. (“Newco”), a Delaware corporation and a direct wholly-owned subsidiary of Mavenir Holdings, Inc. (“Holdings”) and an indirect wholly-owned subsidiary of Buyer. Capitalized terms used in this Agreement are defined or otherwise referenced in Section 11.1 of this Agreement.
W I T N E S S E T H:
WHEREAS, the Board of Directors of Newco has unanimously adopted and approved the business combination transaction provided for herein whereby Newco will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its Stockholders, (ii) adopted and approved, and declared the advisability of, this Agreement in accordance with the DGCL and (iii) directed that this Agreement be submitted to the Stockholders for approval and recommended that the Stockholders vote in favor of the adoption of this Agreement;
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Buyer and Newco to enter into this Agreement and protect the goodwill of the Company, certain of the Key Employees are entering into Employment Arrangements with the Buyer to be effective upon the Effective Time;
WHEREAS, promptly after the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s and Newco’s willingness to execute and deliver this Agreement, the Stockholders listed on Schedule A shall execute and deliver a written consent of the Stockholders, dated as of the date hereof, providing, among other things, for the voting by such Stockholders of their shares of the Company Stock in favor of the adoption of this Agreement and the approval of the terms of the Merger (the “Stockholder Consent”).
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual agreements herein contained, the parties hereby agree as follows:
ARTICLE I.

THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Newco shall be merged with and into the Company at the Effective Time, the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of

Delaware and shall continue under the name “Mavenir International Holdings, Inc.” as a direct wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary the Buyer (the Company as the surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”).
Section 1.2    Effective Time. On the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Buyer and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 1.3    Effects of the Merger: At the Effective Time:
(a)    The separate existence of Newco shall cease, and Newco shall be merged with and into the Company with the Company continuing as the surviving corporation. At the Effective Time, and without any further action on the part of Newco or the Company, the certificate of incorporation of the Surviving Corporation as in effect at the Effective Time shall be amended and restated following the Merger to be identical to the certificate of incorporation of Newco in effect immediately prior to the Merger until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, and without any further action on the part of Newco or the Company, the bylaws of Newco as in effect at the Effective Time shall be the bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable Law.
(b)    The officers of Newco at the Effective Time shall be the officers of the Surviving Corporation following the Merger, in each case until his or her successor is duly elected or until his or her earlier death, resignation or removal, as the case may be. The Board of Directors of Newco at the Effective Time shall be the Board of Directors of the Surviving Corporation following the Merger, in each case until his or her successor is duly elected or until his or her earlier death, resignation or removal, as the case may be.
(c)    The Merger shall have all the effects set forth in the applicable provisions of the DGCL and as set forth in this Agreement.
ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES
Section 2.1    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the Buyer, Newco or the holders of any shares of Company Stock, and subject to Section 2.1(d), (e) and (f), Section 2.2, Section 2.3, Section 2.4 and Section 3.1:

(a)    Series F Preferred Stock. Each share of Series F Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically converted into the right to receive (subject to the provisions of Section 3.1) the Series F Per Share Merger Consideration; provided, however, that as a condition to the issuance of any Merger Consideration to any holder of Series F Preferred Stock pursuant to this Section 2.1, such holder shall have executed and delivered to the Buyer a Letter of Transmittal.
(b)    Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and, in accordance with the Company’s Certificate of Incorporation, no consideration shall be delivered in exchange therefor.
(c)    Common Stock. Each share of Common Stock outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and, in accordance with the Company’s Certificate of Incorporation, no consideration shall be delivered in exchange therefor.
(d)    Cancellation of Treasury Stock. Any shares of Company Stock that are owned immediately prior to the Effective Time by the Company that constitute treasury stock or are otherwise owned by the Company or any of its Subsidiaries shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(e)    Capital Stock of Newco. Each share of common stock, par value $0.0001 per share, of Newco that is outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock of the Surviving Corporation.
(f)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Company Stock issued and outstanding immediately prior to the Effective Time held by a Stockholder (if any) who has not voted such shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected and not effectively withdrawn or lost prior to the Effective Time (“Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive Equityholder Consideration but shall have the rights set forth in the Dissenters’ Rights Statute (or any successor provision). If, after the Effective Time, such Stockholder fails to perfect or loses any such right to payment, each such share of such Stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the applicable portion (if any) of the Equityholder Consideration, without interest, in accordance with this Section 2.1. The Company shall give the Buyer (i) prompt written notice of any demands for the Company to purchase the Stockholder’s shares of Company Stock for cash received by the Company, withdrawals or attempted withdrawals of any such demands and any other notice given or instruments served relating to the exercise of appraisal or dissenters’ rights pursuant to the Dissenters’ Rights Statute and received by the Company (each, a “Dissenters’ Claim”), including the name of each dissenting Stockholder and the number of shares of Company Stock to which the dissent relates and (ii) to the maximum extent permitted by Law, the right to direct and control all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Buyer, make any payment with respect to, or settle, any such demands.
(g)    Cancellation and Retirement of Company Stock. As of the Effective Time, all shares of Company Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the applicable portion of the Equityholder Consideration, if any, allocable to the shares represented by such certificate in accordance with this Section 2.1, or such other amount as may have been settled or adjudicated with respect to the Dissenting Shares, to be paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 2.4.
(h)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
Section 2.2    Treatment of Options.
(a)    Option Termination. Each outstanding option to purchase shares of Company Stock (a “Company Stock Option”) shall be exercised, cancelled or terminated prior to, or contingent upon the occurrence of, the Effective Time. Neither the Buyer nor the Surviving Corporation shall assume any Company Stock Options after the Merger. Each Optionholder will have no further rights in respect of any Company Stock Options for all periods commencing no later than the time such Company Stock Options are exercised, cancelled or terminated pursuant to this Section 2.2(a). Prior to the Closing, and subject to the review and approval of Buyer, the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 2.2(a).
(b)    Stock Plan Termination. Except as otherwise agreed by the Buyer and the Company, the Stock Plans and any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the Company Stock shall terminate on or prior to the Effective Time.
Section 2.3    Treatment of Warrants.
(a)    At the Effective Time, each unexercised Series F Warrant issued and outstanding immediately prior to the Effecitve Time shall be deemed exercised on a cashless basis,

terminated, and converted into the right to receive, on a per-share basis, an amount equal to the Series F Per Share Merger Consideration minus the per-share exercise price of such Warrant; provided, however, that as a condition to the issuance of any Merger Consideration to any holder of Series F Preferred Stock pursuant to this Section 2.3, such holder shall have executed and delivered to the Buyer a Letter of Transmittal.
(b)    At the Effective Time, each unexercised Preferred Stock Warrant issued and outstanding immediately prior to the Effective Time, other than Series F Warrants, shall be exercised, cancelled or terminated in accordance with its terms and the holders of such Preferred Stock Warrants cease to have any rights with respect thereto.
Section 2.4    Surrender of Series F Preferred Stock Certificates and Series F Warrants; Exchange Procedures.
(a)    As soon as practicable after the date hereof and in any event prior to the Closing Date, the Company shall send a notice and a letter of transmittal (the “Letter of Transmittal”) substantially in the form attached hereto as Exhibit B to each holder of a Series F Preferred Stock Certificate or Series F Warrant advising such holder of the effectiveness of the Merger and the procedure for surrendering to (i) the Company, if such surrender is made prior to the Closing Date, or (ii) Buyer, if such surrender is made on the Closing Date or thereafter, such Series F Preferred Stock Certificate or Series F Warrant in exchange for such Equityholder’s respective portion of the Equityholder Consideration. Each holder of a Series F Preferred Stock Certificate or a Series F Warrant, upon proper surrender thereof in accordance with the instructions in such notice together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, upon the Effective Time and subject to the terms of this Agreement, shall be entitled to receive in exchange therefor (subject to any taxes required by law to be withheld) their respective portion of the Equityholder Consideration. Until properly surrendered, each such Series F Preferred Stock Certificate or Series F Warrant shall be deemed for all purposes to evidence only the right to receive such holder’s respective portion of Equityholder Consideration. Holders of Series F Preferred Stock Certificates or Series F Warrants shall not be entitled to receive any Equityholder Consideration to which they would otherwise be entitled until such Series F Preferred Stock Certificates or Series F Warrants are properly surrendered and such holders have duly completed and validly executed and delivered Letters of Transmittal to the Buyer.
(b)    If any Equityholder Consideration is to be paid to a person other than the person in whose name the Series F Preferred Stock Certificates or Series F Warrants surrendered in exchange therefor is registered, it shall be a condition to the payment of the Equityholder Consideration that (i) the Series F Preferred Stock Certificates or Series F Warrants so surrendered shall be transferred, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Buyer nor any Party shall be liable to a holder of Company Stock for any Equityholder Consideration payable to such holder pursuant to this Article II that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)    In the event any Series F Preferred Stock Certificates shall or Series F Warrants have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Series F Preferred Stock Certificatesbor Series F Warrants to be lost, stolen or destroyed (an “Lost Certificate Affidavit”), and the receipt by the Buyer of a Letter of Transmittal, the Buyer shall pay in exchange for such lost, stolen or destroyed Series F Preferred Stock Certificates or Series F Warrants the Equityholder Consideration payable in exchange therefor pursuant to this Article II. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Series F Preferred Stock Certificates or Series F Warrants to indemnify the Buyer against any claim that may be made against the Buyer with respect to the Series F Preferred Stock Certificates or Series F Warrants alleged to have been lost, stolen or destroyed.
Section 2.5    Transfers of Ownership. As of the Effective Time, the Company (i) shall close its stock transfer books and (ii) shall effect no further registration of transfers of shares of Company Stock on the records of Company.
Section 2.6    Withholding Taxes. Notwithstanding any other provision in this Agreement to the contrary, the Buyer, the Company, Newco and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable (directly or indirectly) pursuant to this Agreement to any Equityholder such amounts as the Buyer, the Company, Newco or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Buyer, the Company, Newco or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made by the Buyer, the Company, Newco or the Surviving Corporation, as applicable.
Section 2.7    No Liability. None of the Buyer, Newco, the Company or the Surviving Corporation, or the Equityholders’ Representative shall be liable to any Person in respect of any payment of the Equityholder Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Series F Preferred Stock Certificate shall not have been surrendered, and a Lost Certificate Affidavit with respect thereto shall not have been delivered, immediately prior to the date on which any Equityholder Consideration to be paid upon surrender of such Series F Preferred Stock Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Equityholder Consideration shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims of or interest of any Person previously entitled thereto.
ARTICLE III.

MERGER CONSIDERATION
Section 3.1    Closing Consideration. The Buyer shall (A) as soon as reasonably practicable after the date of delivery to the Buyer of a Series F Preferred Stock Certificate and/or a Series F Warrant at or following the Effective Time, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, pay, and the holder of record of such Series F Preferred Stock Certificate shall be entitled to receive, payable by check or at the election of such holder, by wire transfer, immediately available funds representing such holder's Pro Rata Portion of the Equityholder Consideration with respect to such Series F Preferred Stock Certificate, (B) at the Effective Time, transfer to the persons and entities at the time, in the amounts and otherwise as set forth on Schedule 3.1A via wire transfer of immediately available funds (collectively, the “Bridge Debt Payment”) to pay off the existing Bridge Debt, Non-Assumed Indebtedness and certain Transaction Expenses of the Company (collectively, (A) and (B), the “Merger Consideration”). Notwithstanding anything to the contrary herein, the aggregate value of the Merger Consideration paid at the Effective Time shall in no event exceed Two Million Nine Hundred Thousand Dollars ($2,900,000.00). “Equityholder Consideration” means cash in an amount equal to $2,900,000, plus the Working Capital Adjustment, minus the Closing Adjustment Amount, minus the Bridge Debt Payment. The “Working Capital Adjustment” means the Target Working Capital minus the Estimated Working Capital (which may be a negative number); provided, that if the absolute value of the Working Capital Adjustment as calculated pursuant to such formula is less than $100,000, then no Working Capital Adjustment shall be made to the Equityholder Consideration at Closing (but a post-Closing adjustment may be made if required by Section 3.2(f)). “Closing Adjustment Amount” means an amount equal to the sum of (A) the unpaid Equityholder-paid Transaction Expenses as of the Calculation Time (not directly paid off by Buyer as part of the Non-Assumed Indebtedness), if any, plus (B) the amount of Non-Assumed Indebtedness that is unpaid as of the Calculation Time, if any. Additionally, the Buyer agrees to assume or, at its option, repay or prepay without adjustment to the Merger Consideration, the Assumed Indebtedness set forth on Schedule 3.1B, without additional adjustment to the Merger Consideration.
Section 3.2    Working Capital Adjustment .
(a)    Working Capital. For purposes of this Agreement, “Working Capital” means an amount equal to (i) the Company’s current assets (defined to include only prepaid expenses, inventory and accounts receivable, but excluding unearned revenue and any receivables or other amounts due from any Subsidiary of the Company) minus (ii) the Company’s current liabilities (defined to include only accounts payable and accrued expenses, any Buyer-Funded Payroll Expenses, deferred revenue and accrued Taxes, but excluding any receivables or other amounts due to any Subsidiary of the Company), in each case determined in accordance with GAAP consistently applied in accordance with the accounting practices of the Company and in accordance with Schedule 3.2(a) attached hereto (the “Form Working Capital Statement”). As provided on Schedule 3.2(a), any unpaid Non-Assumed Indebtedness and any unpaid Equityholder-paid Transaction Expenses taken into account in calculating the Closing Adjustment Amount as contemplated in Section 3.1 or otherwise paid by the Company prior to the Closing shall not be considered current liabilities for purposes of determining Working Capital. Notwithstanding anything to the contrary in this Agreement, any deferred taxes or deferred income taxes shall not be deemed to be a current asset or current liability for purposes of this Section 3.2.
(b)    Estimated Working Capital. Immediately after the date hereof, the Company shall cause to be prepared a statement, in form and substance reasonably satisfactory to the Buyer, which shall be prepared and determined in accordance with this Agreement and GAAP applied on a basis consistent with past practices of the Company, in a form consistent with the Form Working Capital Statement, setting forth the amount of Working Capital that the Company estimates in good faith will exist as of the Calculation Time, determined for tax and accounting purposes as if the Closing Date were the end of the fiscal year, together with a certificate executed on the Company’s behalf by the Company’s controller representing that such statement of Working Capital was prepared and determined in accordance with this Agreement and GAAP applied on a basis consistent with past practices of the Company (the “Estimated Working Capital”). At the request of the Buyer, the Company shall make available representatives of the Company to answer questions with respect to the determination of the Estimated Working Capital and shall provide information and documentation supporting the determination of the Estimated Working Capital. Buyer shall have the right to challenge the calculations of Estimated Working Capital if Buyer believes in good faith that such calculations are in error, and Buyer and the Company shall work in good faith to resolve any dispute with respect to the Estimated Working Capital prior to the Closing. The statement provided pursuant to this Section shall be used to determine the payments to be made at Closing pursuant to Section 3.1.
(c)    Closing Date Working Capital Statement. Within ninety (90) days after the Closing Date, the Buyer shall prepare, or shall cause to be prepared, and deliver to the Equityholders’ Representative a statement of the Company as of the Calculation Time, which shall be prepared and determined in accordance with this Agreement and GAAP applied on a basis consistent with past practices of the Company (the “Closing Date Working Capital Statement”), in a form consistent with the Form Working Capital Statement, and shall include a statement of the amount of Working Capital that existed as of the Calculation Time, together with a representation that such Closing Date Working Capital Statement and such amount of Working Capital were prepared and determined in accordance with this Agreement and GAAP applied on a basis consistent with past practices of the Company. The Working Capital as finally determined pursuant to this Section 3.2 is referred to herein as the “Final Working Capital.” At the request of the Equityholders’ Representative, the Buyer shall provide the Equityholders’ Representative with information and documentation supporting the Closing Date Working Capital Statement and the Final Working Capital and shall make representatives of the Buyer available to answer questions with respect thereto.
(d)    Disputes Regarding Closing Date Working Capital Statement. The Equityholders’ Representative shall have 30 days after the date the Buyer delivers the Closing Date Working Capital Statement (the “Dispute Period”) to dispute in writing any of the elements of or amounts reflected on the Closing Date Working Capital Statement and affecting the calculation of the Working Capital (a “Dispute”). If (i) the Equityholders’ Representative, before the expiration of the Dispute Period, accepts and approves in writing the Closing Date Working Capital Statement in the form in which it was delivered and irrevocably certifies to the Buyer that there will be no Dispute with respect thereto pursuant to this paragraph (d), or (ii) the Equityholders’ Representative does not give written notice to the Buyer of a Dispute (a “Dispute Notice”) before expiration of the Dispute Period, the Closing Date Working Capital Statement in the form in which it was delivered and the Final Working Capital set forth therein shall be final and binding upon the Parties upon the date of such certification, in the case of clause (i) above, or expiration of the Dispute Period, in the case of clause (ii) above. If the Equityholders’ Representative has a Dispute, the Equityholders’ Representative shall deliver to the Buyer a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. During the 30-day period following the delivery of the Dispute Notice, the Buyer and the Equityholders’ Representative shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed Closing Date Working Capital Statement; provided, that any settlement offers or negotiations will not be discoverable by or communicated to the Arbitrating Accountant contemplated by Section 3.2(e) below. If the Buyer and the Equityholders’ Representative agree as to the content of the Closing Date Working Capital Statement within such 30-day period, the Final Working Capital as so agreed shall be final and binding for purposes of this Agreement.
(e)    Dispute Resolution. If the Buyer and the Equityholders’ Representative are unable to resolve any Dispute within the 30-day period after the Equityholders’ Representative’s delivery of a Dispute Notice, the Equityholders’ Representative and the Buyer shall jointly engage the Austin, Texas office of Grant Thornton LLP (the “Arbitrating Accountant”) as arbitrator to promptly resolve any Disputes under the Closing Date Working Capital Statement. If Grant Thornton LLP is unable or unwilling to serve as Arbitrating Accountant, the Arbitrating Accountant shall be the Dallas office of an accounting firm selected promptly by agreement of the Buyer and the Equityholders’ Representative. In connection with the resolution of any Dispute, the Arbitrating Accountant and the Equityholders’ Representative shall have reasonable access during normal business hours upon at least three Business Days’ advance notice to all relevant portions of documents, records, work papers, facilities and financial and accounting personnel of the Company to the extent necessary to evaluate and conform the Closing Date Working Capital Statement to the requirements of this Section 3.2 (but excluding Tax Returns of the Buyer and its Affiliates, other than Tax Returns of the Company or any of its Subsidiaries). The Arbitrating Accountant shall allow the Buyer and the Equityholders’ Representative to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each of the Buyer and the Equityholders’ Representative shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall only resolve each of the Disputes by determining an amount that is equal to one of, or in the alternative between, the amounts for such Dispute submitted by Buyer or the Equityholders’ Representative. The Arbitrating Accountant shall thereafter promptly render its decision on the question in writing and finalize the Closing Date Working Capital Statement. Such written determination shall be final and binding for purposes of this Agreement, and judgment may be entered on the determination. Upon the resolution of all Disputes, the Closing Date Working Capital Statement shall be revised promptly to reflect the resolution, and the Working Capital amount set forth thereon shall be treated as the Final Working Capital, which shall be final and binding on the Parties. The fees and expenses of the Arbitrating Accountant shall be allocated between the Equityholders and the Buyer so that (A) the Equityholders’ share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, multiplied by (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Equityholders’ Representative (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute, and (B) the Buyer shall pay the balance of such fees and expenses. Buyer and the Equityholders agree that the procedure set forth in this Section 3.2(e) for resolving disputes with respect to the Closing Date Working

Capital Statement shall be the sole and exclusive method for resolving Disputes under the Closing Date Working Capital Statement; provided that this provision shall not prohibit any party from instituting litigation to enforce the ruling of the Arbitrating Accountant.
(f)    Final Working Capital Adjustment.
(i)    If the Final Working Capital is less than the Estimated Working Capital, then the Buyer can treat the amount by which the Estimated Working Capital exceeds the Final Working Capital as a Loss and require the Equityholders to pay the Buyer the amount of such Loss pursuant to Article X.
(ii)    If the Final Working Capital is greater than the Estimated Working Capital, the Buyer shall pay the amount by which the Final Working Capital exceeds the Estimated Working Capital in cash to the Equityholders in accordance with their Pro Rata Portions within five Business Days after the date on which the Final Working Capital is determined.
(iii)    Notwithstanding the provisions of clauses (i) and (ii) of this Section 3.2(f), if and only if (1) no adjustment was made at Closing as a result of the proviso in the definition of “Working Capital Adjustment” in Section 3.1 and (2) the absolute value of the sum of (A) the Working Capital Adjustment amount at Closing pursuant to Section 3.1 that would have been made at Closing but for the proviso in the definition of “Working Capital Adjustment” in Section 3.1, and (B) any adjustment to be made pursuant to clauses (i) and (ii), as applicable, is less than $100,000, then no post-Closing adjustment to the Merger Consideration shall be made pursuant to this Section 3.2(f). In all other events a post-Closing adjustment shall be made as described in clause (i) or (ii), as applicable.
(iv)    For the avoidance of doubt, the references in this Section 3.2(f) to the Final Working Capital being “greater than” or “less than” the Estimated Working Capital shall not take into account the absolute value of such amounts. By way of illustration only, if the Estimated Working Capital is a negative number in the amount of $100,000 and the Final Working Capital is determined to be a negative number in the amount of $200,000, then in such circumstance the Final Working Capital shall be deemed to be less than the Estimated Working Capital and shall give rise to a payment of $100,000 to Buyer pursuant to the provisions of Section 3.2(f)(i).
(g)    In no event shall any unpaid Transaction Expenses as of the Calculation Time or outstanding Indebtedness as of the Calculation Time be counted twice in making any calculation that affects the Equityholder Consideration, including without limitation, any calculation of the Closing Adjustment Amount, Working Capital, Estimated Working Capital or Final Working Capital.
(h)    For Tax purposes, any payment by Buyer pursuant to this Section 3.2 shall be treated as an adjustment to the Merger Consideration, unless a contrary treatment is required by applicable Laws.
Section 3.3    [Intentionally Omitted].

Section 3.4    Calculation Schedules; Post-Closing Adjustments.
(a)    Calculation Schedules. Promptly after the date hereof, and in any event, no later than one Business Day prior to the Closing Date, the Company shall deliver to the Buyer schedules (the “Estimated Calculation Schedules”) setting forth the following:
(i)    on Schedule 3.4A, an updated Schedule 3.1A, which will set forth the Company’s estimated outstanding Non-Assumed Indebtedness to be paid off pursuant to this Agreement as of the Calculation Time, and an updated Schedule 3.1B, which will set forth all of the Company’s outstanding Assumed Indebtedness to be assumed or repaid by the Buyer (but which is not to be reflected as an adjustment to the Merger Consideration pursuant to Section 3.1;
(ii)    on Schedule 3.4B, the Company’s estimate of the amount as of the Calculation Time and payee of all unpaid Transaction Expenses payable to the Company’s financial advisors, legal counsel, investment bankers, accountants, auditors or other advisors;
(iii)    on Schedule 3.4C, the amount of the Merger Consideration and a reasonably detailed calculation of the components thereof, all determined in accordance with Section 3.1);
(iv)    on Schedule 3.4D, an updated schedule of Equityholder Consideration by Equityholder, setting forth each Equityholder’s respective Pro Rata Portion of the Equityholder Consideration (for which the sum of such Pro Rata Portions shall equal 100.00%);
(v)    on Schedule 3.4E, a list of the holders of shares of Company capital stock, if any, who have not (i) consented to the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or (ii) waived any dissenters’, appraisal or similar rights with respect to the Merger;
(vi)    the Closing Adjustment Amount as calculated by reference to amounts set forth on Schedule 3.4A and Schedule 3.4B (the “Estimated Closing Adjustment Amount”);
(vii)    on Schedule 3.4F, for all unbilled revenue as of September 30, 2014 and any new purchase orders received after September 30, 2014, a list by customer name of amount of unbilled revenue, the project billing date and the estimated costs to achieve the next billing milestone (the “Unbilled Revenue Schedule”); and
(viii)    on Schedule 3.4G, for all deferred revenue as of September 30, 2014 and all contracts entered into after September 30, 2014, a list by customer name of amount of deferred revenue, schedule of revenue recognition and contract renewal date (the “Deferred Revenue Schedule”).
Prior to the Closing, the Company shall (i) make available representatives of the Company to answer questions with respect to the Estimated Calculation Schedules and (ii) provide to the

Buyer all supporting information and documentation that may be reasonably necessary or appropriate to prepare the calculation of the Merger Consideration set forth in the Estimated Calculation Schedules.
(b)    Closing Date Calculation Schedule. The Buyer shall prepare, or shall cause to be prepared, and deliver to the Equityholders’ Representative with the Closing Date Working Capital Statement a schedule (the “Closing Date Calculation Schedule”) setting forth Buyer’s calculation of the following:
(i)    the amount of outstanding Non-Assumed Indebtedness as of the Calculation Time;
(ii)    the amount of unpaid Transaction Expenses as of the Calculation Time; and
(iii)    a calculation of the Closing Adjustment Amount based on the foregoing.
The Closing Adjustment Amount as finally determined pursuant to this Section 3.4(b) is referred to herein as the “Final Closing Adjustment Amount.”
(c)    Disputes; Dispute Resolution. The Closing Date Calculation Schedule shall be subject to dispute resolution procedures in the same manner as set forth in Section 3.2(d) and Section 3.2(e) above.
(d)    Final Closing Adjustment Amount.
(i)    If the Final Closing Adjustment Amount exceeds than the Estimated Closing Adjustment Amount, then the Buyer can treat the amount of such excess as a Loss and require the Equityholders to pay the Buyer the amount of such Loss pursuant to Article X; or
(ii)    If the Estimated Closing Adjustment Amount exceeds the Final Closing Adjustment Amount, then the Buyer shall pay such excess in cash to the Equityholders in accordance with their Pro Rata Portions within five Business Days after the date on which the Final Working Capital is determined.
(iii)    The provisions of Section 3.2(f)(iv) shall apply to this Section 3.4(d), mutatis mutandis.
ARTICLE IV.

CLOSING AND TERMINATION
Section 4.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Andrews Kurth LLP, at 111 Congress Avenue, Suite 1700, Austin, Texas 78701, at 10:00 a.m. (local time) on the date of the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents deliverable at the Closing), or such other place or date as may be mutually agreeable to the Parties (the “Closing Date”). On the Closing Date, the Parties shall cause the Merger to be consummated by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.
Section 4.2    Closing Deliverables.
(a)    At the Closing, the Company will deliver to the Buyer:
(i)    the Certificates that have been surrendered as of such date, in form suitable for transfer, together with the related Letters of Transmittal, in accordance with the procedures set forth in Section 2.4(a);
(ii)    each of the certificates and documents required to be delivered by the Company pursuant to Section 9.2 to the extent such delivery is not waived in writing by the Buyer;
(iii)    the FIRPTA Certification and FIRPTA Notification pursuant to Section 8.9(f);
(iv)    the original minute and stock books of the Company; and
(v)    the original minute and stock books of the Subsidiaries, to the extent reasonably accessible to or in the possession of the Company and its Subsidiaries.
(b)    At the Closing, the Buyer will deliver to the Company and the Equityholders’ Representative, each of the certificates and documents required to be delivered by the Buyer pursuant to Section 9.3, to the extent such delivery is not waived in writing by the Equityholders’ Representative.
(c)    At the Closing, the Equityholders listed on Schedule A will deliver to the Buyer a properly completed and duly executed Letter of Transmittal with respect to all shares of Series F Preferred Stock or Series F Warrants set forth opposite such Equityholder’s name on Schedule 5.3 (together with all Series F Preferred Stock Certificates or Series F Warrants to be surrendered therewith or a Lost Certificate Affidavit).
Section 4.3    Termination. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated in writing and the Merger may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Company;
(b)    by either the Buyer or the Company if the Closing shall not have been consummated by November 14, 2014 or such other date that the Buyer and the Company may agree in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 4.3(b) shall not be available to the Buyer or the Company if such Party fails to perform any of its obligations under this Agreement or any Transaction Agreement (or, in the case of the Company, any Equityholder fails to perform any of its obligations under this

Agreement or any Equityholder Transaction Agreement) that results in the failure of the Closing to be consummated by such date;
(c)    by either the Buyer or the Company if any Governmental Entity having jurisdiction over any Party or the transactions contemplated hereby shall have issued an Order restraining, enjoining or otherwise prohibiting or directly or indirectly preventing the Merger;
(d)    by the Buyer, if (i) the Company or any Equityholder shall have breached in any material respect any of its representations, warranties, covenants or other agreements, in each case contained in this Agreement or any Transaction Agreement, which breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (A) is incapable of being cured by the Company or such Equityholder by the Outside Date (it being agreed that a breach of Section 8.6 is incapable of being cured and shall trigger Buyer’s termination right under this Section) or (B) is not cured by the Company or such Equityholder by the earlier of the Outside Date or five (5) Business Days following receipt of written notice from the Buyer of such breach, (ii) the Company has filed or instituted proceedings for any type of bankruptcy (whether voluntarily or involuntarily), become insolvent, made an assignment for the benefit of creditors or commenced or become subject to any similar action or proceeding or (iii) the Company fails to deliver to the Buyer by 11:59 p.m. on the first Business Day following the execution and delivery of this Agreement a copy of the Stockholder Consent duly executed by each of the Stockholders listed on Schedule A; or
(e)    by the Company, if the Buyer or Newco shall have breached in any material respect any of its representations, warranties, covenants or other agreements, in each case contained in this Agreement or any Transaction Agreement, which breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (A) is incapable of being cured by the Buyer or Newco by the Outside Date or (B) is not cured by the Buyer or Newco by the earlier of the Outside Date or five (5) Business Days following receipt of written notice from the Company of such breach.
Section 4.4    Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 4.3, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of this Section 4.4, Section 8.3, Section 8.4, Section 8.8, Section 8.15 and Article XII which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Transaction Agreement, or fraud in the performance of this Agreement or any Transaction Agreement, in which case such termination shall not relieve such Party of any liability or damages resulting from its breach of this Agreement or any Transaction Agreement.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS
Except as set forth in the Disclosure Schedule, each Equityholder represents and warrants, severally and not jointly, as follows to the Buyer, and acknowledges and confirms that the Buyer is relying upon the following representations and warranties in entering into this Agreement:

Section 5.1    Organization; Authority; Due Execution.
(a)    If such Equityholder is an Entity, such Equityholder is duly organized, validly existing and in good standing under the laws of the state of its organization. Such Equityholder has all requisite power and authority to execute and deliver this Agreement and the other Equityholder Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by such Equityholder.
(b)    If such Equityholder is an Entity, the execution and delivery of this Agreement and the other Equityholder Transaction Agreements to which such Equityholder is a party, the performance thereof by such Equityholder and the consummation of the transactions contemplated by this Agreement and such Equityholder Transaction Agreements have been duly authorized by all necessary corporate, limited partnership, or limited liability company action, as applicable. Each of this Agreement and the other Equityholder Transaction Agreements has been duly executed and delivered by such Equityholder and constitutes the valid, binding and enforceable obligation of such Equityholder, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 5.2    No Conflicts. The execution and delivery by such Equityholder of this Agreement and the Equityholder Transaction Agreements to which it is a party, the performance of all obligations of such Equityholder hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any Law or Order applicable to such Equityholder, (ii) violate, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under (x) any provision of the charter, bylaws or any other organizational documents of such Equityholder that is an Entity or (y) any provision of any Contract to which such Equityholder is a party or by which such Equityholder, or the shares of Company Stock held by such Equityholder, may be bound, or (iii) result in the creation of, or impose upon such Equityholder the obligation to create, any Encumbrance upon the shares of Company Stock held by such Equityholder, which violation, conflict, breach or default is reasonably likely, either individually or in the aggregate, to prevent, delay or impair the ability of such Equityholder to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement or any Equityholder Transaction Agreement to which such Equityholder is a party.
Section 5.3    Ownership Interests. Such Equityholder (i) holds of record and holds beneficially the shares of Company Stock in only the amounts set forth opposite its name on Schedule 5.3 (after taking into account all conversions, recapitalizations, stock splits, reverse stock splits, cancellations, repurchases or other transactions consummated prior to the date hereof and despite the number or type of securities reflected on any stock certificate issued to such Equityholder), free and clear of any and all Encumbrances, options, proxies, voting trusts or agreements and other restrictions, including any restrictions imposed pursuant to any restricted stock agreement, and limitations of any kind, other than the Stockholder Arrangements and applicable federal and state securities Laws restrictions; (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to any capital stock of or any other equity interest in the Company, other than the Stockholder Arrangements; and (iii) other than any Company Stock Options and warrants set forth on Schedule 5.3, owns no other, and has no preemptive or other right to purchase any, equity interests in the Company.
Section 5.4    Litigation. There is no Proceeding pending or to the actual knowledge of the Equityholder, threatened against such Equityholder or any of its properties or rights, nor is there any Order outstanding against such Equityholder or any of its properties or rights, in each case that seeks to prevent, materially delay or materially impair the ability of such Equityholder to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 5.5    Brokers and Finders. Such Equityholder has not engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, the Company represents and warrants as follows to the Buyer, and acknowledges and confirms that the Buyer is relying upon the following representations and warranties in entering into this Agreement:
Section 6.1    Organization of the Company; Authority.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to obtain such qualification would not have a Company Material Adverse Effect. Schedule 6.1(a) contains a correct and complete list of each jurisdiction where the Company is qualified or licensed to do business.
(b)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Company Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Company Transaction Agreements, the performance hereof and thereof by the Company and, subject to obtaining the Stockholder Consent, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and such Company Transaction Agreements have been duly authorized by all necessary corporate action.
(c)    This Agreement has been duly executed and delivered by the Company. On or before the Closing Date, each of the Company Transaction Agreements shall have been duly executed and delivered by the Company. This Agreement constitutes, and upon execution and delivery by the Company, the other Company Transaction Agreements will constitute, the valid, binding and enforceable obligation of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(d)    No claims have been made by any officer, director, employee or other agent of the Company or any Subsidiary for indemnification required under the Company’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational document or under any indemnification agreement or otherwise by reason of the fact that the individual was an officer, director, employee or other agent of the Company or any Subsidiary. To the Company’s knowledge, no event has occurred or circumstance exists which would be reasonably expected to give rise to any claim by any officer, director, employee or other agent of the Company or any Subsidiary for indemnification required under the Company’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational document or under any indemnification agreement or otherwise by reason of the fact that the individual was an officer, director, employee or other agent of the Company or any Subsidiary.
Section 6.2    Certificate of Incorporation; Bylaws.
(a)    The Company has made available to the Buyer a complete and correct copy of its Certificate of Incorporation and bylaws as amended to date. Such Certificate of Incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of any of the provisions of such Certificate of Incorporation and bylaws.
(b)    The Company has adopted and approved the Certificate Amendment and the bylaws of the Company in accordance with the DGCL and, upon filing with the Secretary of State of the State of Delaware, the Certificate Amendment shall become effective under the laws of the State of Delaware.
Section 6.3    Subsidiaries and Equity Investments.
(a)    Except for the subsidiaries of the Company set forth on Schedule 6.3(a) (collectively, the “Subsidiaries,” and each individually, a “Subsidiary”), the Company does not own, directly or indirectly, or have the power to vote, the shares of any capital stock or other ownership interests of any Person.
(b)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent the concept of good standing or its equivalent exists under such jurisdiction(s)) and has all corporate, partnership or other similar power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other foreign legal entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to obtain such qualification would not have a Company Material Adverse Effect. Schedule 6.3(b) contains a correct and complete list of (i) each Subsidiary’s respective jurisdiction of organization; (ii) each jurisdiction where each Subsidiary is qualified or licensed to do business; and (iii) the Company’s (direct or indirect) percentage ownership interest in each Subsidiary.
(c)    All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company free and clear of any Encumbrance (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, other than applicable federal and state securities Laws and restrictions). Schedule 6.3(c) sets forth the authorized and issued and outstanding capital stock of each Subsidiary. All of the capital stock of each Subsidiary has been issued in compliance with all applicable Laws.
(d)    Except as set forth on Schedule 6.5(b), there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) issued by the Company or any Subsidiary or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any Subsidiary, including any agreement or commitment obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any Subsidiary or obligating any of the Company or Subsidiary to grant, extend or enter into any subscription, warrant, option, convertible security or other right (contingent or otherwise) or other similar agreement or commitment with respect to any Subsidiary, or obligating any Subsidiary to make any payments pursuant to any stock based or stock related plan or award. Neither the Company nor any Subsidiary is subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
(e)    The Company has made available to the Buyer complete and correct copies of the following: (i) the organizational documents or comparable governing instruments, of each Subsidiary and any other Person in which the Company has an equity investment, in each case as in effect on the date hereof, and (ii) the certificates evidencing the outstanding shares of capital stock, voting securities or other ownership interests in each Subsidiary owned by the Company or a Subsidiary.
Section 6.4    Governmental Filings; No Conflicts.
(a)    Except for the filing of the Certificate of Merger, no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement or any of the Company Transaction Agreements by the Company or the consummation of the Merger by the Company.
(b)    The execution, delivery and performance by the Company of this Agreement and the Company Transaction Agreements does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Certificate of Incorporation or bylaws or other organizational documents of the Company or its Subsidiaries, (B) a breach or violation of, or a default (with or without notice, lapse of time or both) under, in each case in any material respect, or the acceleration of any obligations (other than notices) under, or the creation of an Encumbrance on any assets of the Company or its Subsidiaries pursuant to, any Material Contract that is binding upon the Company or its Subsidiaries, or any Law or Permit to which the Company or its Subsidiaries is subject, (C) any adverse change in the rights or obligations of the Company under, or any right of any other party to termination, acceleration or cancellation under, any Material Contract to which the Company or any of its Subsidiaries is a party or (D) to the Company’s knowledge, any impairment of the ability of the Company or any of its Subsidiaries to operate its business as currently conducted.
Section 6.5    Capitalization.
(a)    As of the date of this Agreement, the authorized capital of the Company consists of:
(i)    135,414,453 shares of common stock, par value $0.0001 per share (“Common Stock”), of which 8,216,665 shares are issued and outstanding; and
(ii)    55,827,297 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 4,587,156 shares are designated as Series F Preferred Stock, 1,541,143 of which are issued and outstanding, 6,716,124 shares are designated as Series E Preferred Stock, all of which are issued and outstanding, 13,487,717 shares are designated as Series D Preferred Stock, 11,794,629 of which are issued and outstanding, 9,961,949 shares are designated as Series C Preferred Stock, 9,803,413 of which are issued and outstanding, 10,734,273 shares are designated as Series B Preferred Stock, 10,568,826 of which are issued and outstanding, and 10,340,078 shares are designated as Series A Preferred Stock, all of which are issued and outstanding.
(b)    All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock are held by the Company as treasury shares. Schedule 6.5(b) accurately reflects (A) all holders of issued and outstanding shares of Company Stock, identified by each class and series thereof (both as of the date hereof and as of the Closing Date and both on an outstanding and on as as-converted basis); (B) all holders of Company Stock Options, together with the grant date, exercise price and number of shares subject thereto for all Company Stock Options for each such holder; and (C) all holders of warrants to purchase Company Stock (including Preferred Stock Warrants), together with, for each such warrant, the issuance date, vesting schedule (if any), exercise price and number and type of shares issuable upon exercise thereof. There are no declared but unpaid dividends with respect to any shares of Company Stock. Pursuant to the Certificate of Incorporation, upon the consummation of the Merger, the holders of Series F Preferred Stock are entitled to receive a portion of the Merger Consideration set forth on the Merger Consideration Schedule and the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock are entitled to receive none of the Merger Consideration. All holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Common Stock are entitled to vote on the Merger and the other transactions contemplated hereby only on an as‑converted basis with the holders of Common Stock, and, except as shall be obtained pursuant to the Stockholder Consent in advance of Closing, the holders thereof are not entitled to vote with respect thereto on any class, series or other basis.
(c)    Except for Company Stock Options to purchase up to 9,194,069 shares of Common Stock and Preferred Stock Warrants to purchase up to 165,447 shares of Series B Preferred Stock, 825,001 shares of Series D Preferred Stock and 830,889 shares of Series F Preferred Stock, as set forth in Schedule 6.5(b), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of Indebtedness or assets of the Company, (iii) except as set forth in the Certificate of Incorporation, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders.
(d)    At the Effective Time, each unexercised Preferred Stock Warrant issued and outstanding immediately prior to the Effective Time shall expire in accordance with its terms or be terminated, and the holders of such Preferred Stock Warrants shall cease to have any rights with respect thereto (except for the rights of holders of Series F Warrants to receive payment in accordance with Section 2.3(a). Except as specifically set forth in Section 2.3(a), no holder of a Preferred Stock Warrant shall be entitled, pursuant to the terms thereof, to receive any consideration with respect thereto as a result of the consummation of the Merger.
(e)    Except as set forth in the Stockholder Arrangements, there is no agreement, written or, to the Company’s knowledge, oral, between the Company and any holder of its securities or any other Person, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act, or voting, of the capital stock of the Company or other information, inspection, visitation, board observer or similar contractual stockholder rights with respect to the Company. At or prior to the Effective Time, the Stockholder Arrangements will expire or be terminated in accordance with their own terms, and the parties thereto shall cease to have any rights with respect thereto.
(f)    All of the capital stock of the Company has been issued by the Company in compliance in all material respects with all applicable Laws, including federal and state securities Laws.
(g)    All Company Stock Options have been issued under the Stock Plans or such other agreements evidencing the award of any Company Stock Options. Pursuant to the Stock Plans, notices provided thereunder by the Company to the holders of Company Stock

Options, and the agreements evidencing Company Stock Options, (i) upon the consummation of the Merger, the Optionholders are not entitled to receive any consideration with respect to any Company Stock Option and (ii) at or prior to the Effective Time, the Company Stock Options shall expire or be terminated and the Optionholders shall cease to have any rights with respect thereto.
Section 6.6    Financial Statements; Undisclosed Liabilities.
(a)    Attached as Schedule 6.6(a) are true, correct and complete copies of the following financial statements of the Company (the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and 2013 and the related audited consolidated statements of income, stockholders equity and cash flows for the years then ended, together with all related footnotes and schedules thereto, and (ii) the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2014 and the related unaudited condensed consolidated statements of income, stockholders equity and cash flows for the nine months then ended (the “Reference Balance Sheet,” and the date of such balance sheet being referred to herein as the “Reference Balance Sheet Date”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and, as applicable, are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Financial Statements referred to in clauses (ii) and (iii) above (A) do not include the footnotes required by GAAP, and (B) are subject to normal recurring year-end adjustments which, to the Company’s knowledge and without giving effect to the Merger and the other transactions contemplated hereby, are not expected to be, individually or in the aggregate, material.
(b)    None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, whether absolute or contingent, whether determined or determinable, whether liquidated or unliquidated and whether due or to become due or otherwise), except for (i) liabilities and obligations reflected or reserved against on the Reference Balance Sheet, (ii) contractual liabilities or obligations incurred in the Ordinary Course of Business which are not required by GAAP (applied in accordance with the accounting principles, policies and procedures of the Company applied in preparing the Reference Balance Sheet) to be reflected on a balance sheet and which, as of the date hereof, are not in the aggregate material, and (iii) other liabilities and obligations which have been incurred in the Ordinary Course of Business since the Reference Balance Sheet Date, and which, as of the date hereof, are not in the aggregate, material.
(c)    The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and unauthorized acquisition, use or disposition of the Company’s assets is detected; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)    The Company has not received and, to the Company’s knowledge, no complaint, allegation, assertion or claim has been made, whether in writing or orally, to any director or officer of the Company or any of its Subsidiaries, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any oral or written notification of an event or condition that would constitute a (x) ”significant deficiency” or (y) ”material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in AU Section 325, Communicating Internal Control Related Matters Identified in an Audit, of the American Institute of Certified Public Accountants professional standards. To the Company’s knowledge, there has been no material violation of securities laws or breach of fiduciary duty by the Company or any of its Subsidiaries or any of their respective officers or members of their respective boards of directors. To the Company’s knowledge, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, controller, or the board of directors or any committee thereof of the Company or any of its Subsidiaries. The Company has not identified, nor has it received any notice of, fraud, whether or not material, involving management or other employees who have a role in the preparation of the Company’s financial statements or the Company’s internal control over financial reporting,
(e)    None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand, including any structured finance, special purpose or limited purpose entity or Person, and any “off balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S‑K under the Securities Exchange Act of 1934, as amended)).
(f)    The Company has made available for inspection by the Buyer copies of all books of account relating to the Company or any of its Subsidiaries.
(g)    The Company has not entered into any currently effective Contract with any customer that expressly provides for the contingency of any refund to be paid to such customer.
Section 6.7    Absence of Certain Changes. Since the Reference Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business only in, and has not engaged in any transaction other than in accordance with, the Ordinary Course of Business, and there has not occurred (i) any Company Material Adverse Effect; (ii) through the date of this Agreement, any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiaries, whether or not covered by insurance, or after the date of this Agreement, any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiaries, not covered by insurance; (iii) any material write down of the value of any Personal Property or other assets owned or used by the Company or its Subsidiaries, including inventory and capital lease assets, except as a result of the recording of depreciation and amortization in the Ordinary Course of Business; (iv) any write off as uncollectible of any accounts receivable or any portion thereof; (v) any action or omission on the part of the Company or any of its Subsidiaries that, if taken or omitted to be taken after the date hereof, would cause a breach or violation of the covenants contained in Section 8.1; or (vi) any agreement or commitment to take any of the actions referred to in clauses (iii) through (v) above. Since the Reference Balance Sheet Date, there has not occurred (x) any increase in the compensation payable by the Company or its Subsidiaries to any Key Employees or any other officers or employees of the Company and its Subsidiaries or (y) any amendment or modification of any of their Compensation and Benefit Plans.
Section 6.8    Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet (other than those paid since such date) and, any additional accounts receivable arising after the date of the Reference Balance Sheet, represent, in the good faith judgment of the Company, valid, actual, bona fide obligations owing to the Company or one of its Subsidiaries. Such accounts receivable (i) are fully collectible without set off or counterclaim by the Company or its Subsidiaries, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet, within 120 days after the date of the underlying invoice and (ii) have been booked in the Ordinary Course of Business. Any reserves provided for accounts receivable in the Reference Balance Sheet have been or will be computed in accordance with GAAP applied on a consistent basis. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any receivables related to the amount or validity of such receivable, and to the Company’s knowledge, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.
Section 6.9    Litigation. There is no Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or rights or their ability to consummate the transactions contemplated herein, or any executive officer of director of the Company or any Subsidiary in such person’s capacity as such, nor is there any Order outstanding against the Company or its Subsidiaries or any of their respective properties or rights or their ability to consummate the transactions contemplated hereby, or, to the Company’s knowledge, any executive officer of director of the Company or any Subsidiary, in such person’s capacity as such. To the Company’s knowledge, no event has occurred or circumstance exists which would form the basis for or reasonably be expected to give rise to the commencement of any Proceeding by or against the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has been subject to any Proceeding nor has the Company entered into a written settlement agreement, with respect to any claim that would reasonably be expected to become a Proceeding, in each case during the past five years. Neither the Company nor any Subsidiary has an Proceedings pending against any other Person.
Section 6.10    Personal Property. Each of the Company and its Subsidiaries has good title to, or holds by valid and existing lease or license, all of the tangible personal property owned by it (“Personal Property”) reflected on the Reference Balance Sheet or acquired by it after the Reference Balance Sheet Date, except with respect to assets disposed of in the Ordinary Course of Business since such date, free and clear of any Encumbrances except for Permitted Encumbrances. Each item constituting Personal Property is free from material defects, has been maintained in accordance with normal industry practice for companies of a similar size and nature to the Company or the applicable Subsidiary, is in good operating condition and repair (subject to normal wear and tear). Schedule 6.10 provides a listing of all of the fixed assets of the Company and each of its Subsidiaries, in each case having a book value greater than $5,000, including the book value of each such asset as of the most recent practicable date.
Section 6.11    Real Property. None of the Company or its Subsidiaries owns or has owned, at any time, any real property. Schedule 6.11 sets forth a complete and correct list of all real property currently leased, subleased, licensed, operated or occupied by the Company and its Subsidiaries (collectively the “Company Leases”) and the location of the premises. The premises subject to the Company Leases are hereinafter referred to as “Company Leased Property.” Neither the Company or its Subsidiaries nor, to the Company’s knowledge, any other party is in default under any of the Company Leases, and no condition exists which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a default. No owner of any of the Company Leased Property has granted any waiver, indulgence or postponement of any of the obligations of the Company or its Subsidiaries, as lessees. No Company Leased Property is occupied by a third party other than the Company or its Subsidiaries, and, to the Company’s knowledge, no third party has a right to occupy such property other than the Company or its Subsidiaries. The Company Leased Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. None of the Company or its Subsidiaries has transferred, mortgaged or assigned any interest in any of the Company Leases. To the Company’s knowledge, there is no condemnation or similar Proceeding with respect to any Company Leased Property or any portion thereof. Each Company Leased Property is supplied with utilities and other services sufficient to operate the business of the Company and its Subsidiaries as presently conducted. The operations of the Company and its Subsidiaries on the Company Leased Property do not cause any material violation of any applicable building code or, to the Company’s knowledge, any zoning requirement, or classification or statute relating to the particular property or such operations. The Company has provided to the Buyer complete and correct copies of all the Company Leases, including all amendments thereto. No term or condition of any of the Company Leases has been modified, amended or waived except as reflected in such copies provided to the Buyer. There are no other agreements or arrangements affecting the use or occupancy of any of the Company Leased Property by the Company or its Subsidiaries.
Section 6.12    Environmental Matters.
(a)    To the Company’s knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.
(b)    The Company has complied with and is in compliance with all applicable Environmental Laws (as defined below). The Company is not subject to any existing, pending or, to the Company’s knowledge, threatened proceedings under any Environmental Laws, and no expenditures are required by the Company in order to comply with any existing Environmental Laws.
(c)    The Company has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, disposed or accepted for transport any Hazardous Substance (as defined below), to a facility, site or location that (i) is on a priorities list or similar list established pursuant to any Environmental Law for environmental cleanup or other remedial action, or (ii) could reasonably be expected to give rise to liability under any Environmental Law.
(d)    The Company does not store, generate or produce any Hazardous Substance in quantities or in a manner which could reasonably be expected to violate any Environmental Law or which could reasonably be expected to give rise to any liability thereunder.
(e)    The Company has provided the Buyer with copies of any environmental reports, investigations or audits within the Company’s possession or control (whether conducted by or on behalf of the Company or a third party, and whether or not done at the initiative of the Company) relating to premises currently or previously owned, leased or operated by the Company.
(f)    There has never been any contamination of any ground or surface water or soil with any Hazardous Substance as a result of the Company’s activities.
(g)    As used herein, the term “Environmental Law” means any applicable Law, Order, permit, common law or enforceable agency requirement applicable to the Company or its Subsidiaries relating to: (A) the protection, investigation or restoration of the environment, worker health and safety (as it relates to exposures to Hazardous Substances), or natural resources or exposure to any harmful or Hazardous Substance, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, pollution or contamination.
(h)    As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by‑product, asbestos‑containing material, lead‑containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is regulated by any Governmental Entity pursuant to any Environmental Law, but excluding from (A), (B), and (C) any janitorial or office product which is properly and safely used, maintained and disposed of in accordance with applicable Environmental Laws.
(i)    As used herein, the term “Environmental Liability” means any liability, including, but not limited to, any liability for clean-up, remediation and removal costs, damages to natural resources, property damage, personal injury and any other claim, under any Environmental Law.
Section 6.13    Products Liability and Warranty Liability. All products manufactured, sold, leased, or delivered by the Company or any Subsidiary have been in material conformity with applicable contractual commitments and warranties made by the Company with respect to such products. Since January 1, 2012, none of the Company or its Subsidiaries has received any written complaints of any damages to or losses by any Person resulting from the products, goods or services of the Company or its Subsidiaries. Schedule 6.13 describes all material product warranty claims with respect to products of the Company and its Subsidiaries. The Company has delivered to the Buyer a correct and complete copy of each express warranty relating to any product of the Company or its Subsidiaries.

Section 6.14    Tax Matters.
(a)    All Tax Returns required to be filed in respect of the Company or any Subsidiary (including any Tax Return filed or required to have been filed on a consolidated, combined, unitary or similar basis in which the Company or any Subsidiary was included or was required to have been included) (collectively, “Company Tax Returns” and individually a “Company Tax Return”) have been duly and timely filed with the proper Governmental Entity (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries claimed due by a Governmental Entity (including estimated Tax deposits), whether or not shown as due on such Tax Returns, have been fully paid when due. The unpaid Taxes of the Company and its Subsidiaries (i) did not exceed any payable or liability for Taxes plus any reserve for Tax liability in each case as set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) and (ii) do not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the most recent Financial Statement, neither the Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside of the Ordinary Course of Business.
(b)    There are no investigations, audits, suits, actions or proceedings currently pending or being conducted or, to the Company’s knowledge, threatened against the Company or any Subsidiary by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or any Subsidiary, and there are no matters under audit or appeal between the Company or any Subsidiary and any Governmental Entity with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Company Tax Return by any Governmental Entity for a taxable period are being contested in good faith and are fully described in Schedule 6.14(b). There are no Tax liens on any of the assets of the Company or any Subsidiary other than Permitted Encumbrances. All of the assets of the Company and each of its Subsidiaries have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of the Company and each of its Subsidiaries constitute omitted property for property tax purposes. No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes which is still in effect, and neither the Company nor any Subsidiary has received from any federal, state, local or Foreign Governmental Entity (including in jurisdictions where the Company has not filed a Tax Return) any written request for information related to Tax matters which has not been fulfilled as of the date hereof. Neither the Company nor any Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). The Company and each of its Subsidiaries has (i) disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any comparable provision of applicable state, local or foreign Law and (ii) properly and in a timely manner documented its transfer pricing methodology in compliance with Code Section 6662(e) (and any related sections), the Treasury Regulations promulgated thereunder and any comparable provisions of applicable state, local, domestic or foreign Tax Law. Neither the Company nor any Subsidiary has ever been a party to any transaction to which Code Section 355 applied or was intended to apply. Neither the Company nor any Subsidiary has received any claim from any Governmental Entity in a jurisdiction in which the Company or such Subsidiary has not filed Tax Returns that it may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of the Company or any Subsidiary has been made by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, would reasonably be expected to result in a material Tax liability for any subsequent period.
(c)    Set forth in Schedule 6.14(c) is a list of the examinations and audits by Governmental Entities for each Tax for which the Company or any Subsidiary has been audited. The Company has provided to the Buyer true and complete copies of the final reports and notices of deficiency or assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor. No proposed notice of deficiency, proposed audit adjustment or similar document of any Governmental Entity has been received by the Company or any Subsidiary in respect of any Tax liability, and no currently pending issues have been raised by any Governmental Entity that would, if determined adversely to the Company or any Subsidiary, adversely affect the liability of the Company or any Subsidiary for Taxes, and all forms (including forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.
(d)    The Company and each of its Subsidiaries have withheld or deducted all Taxes from payments to employees or other Persons required to be so withheld or deducted, and have timely paid over such Taxes to the appropriate Governmental Entity to the extent due and payable.
(e)    Neither the Company nor any Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time that has not expired within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which it is or may be liable.
(f)    Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes that will require any payment by the Company or any Subsidiary after the date of this Agreement.

(g)    Neither the Company nor any Subsidiary (i) is or has been, a member of an “affiliated group” within the meaning of Code Section 1504 or a member of a similar group of entities with which the Company or such Subsidiary filed or was required to join in filing Tax Returns on a combined, unitary, consolidated or similar basis of which the Company was not the ultimate parent corporation and (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of applicable state, local or foreign Law) as a transferee or successor, by contract or otherwise.
(h)    The Company has previously provided or made available to the Buyer true and correct copies of all Company Tax Returns relating to income, franchise, and sales Taxes.
(i)    Neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for federal income tax purposes.
(j)    Neither the Company nor any Subsidiary (i) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (ii) has been a stockholder of a “controlled foreign corporation” as defined in Code Section 957 (or any similar provision of United States state, local or foreign Law), (iii) has been a “personal holding company” as defined in Code Section 542 (or any similar provision of United States state, local or foreign Law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Code Section 1297; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(k)    Neither the Company nor any Subsidiary will be required to include any amount in taxable income, nor will it be required to reduce its deductions, Tax credits or Tax basis, for any taxable period ending after the Closing Date as a result of any (i) change in accounting method pursuant to Section 481(a) of the Code or any comparable provision of applicable state, local or foreign Tax Law effected in a taxable period ending before the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code; (iii) installment sale as provided under Code Section 453 or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502, or (vi) of the foregoing elections or foregoing rules, under any comparable foreign or United States state or local Tax Law.
(l)    Set forth in Schedule 6.14(l) is a list of all countries in which the Company or any Subsidiary is currently or has been required to file a Tax Return. No claim has been made in writing that the Company or any Subsidiary is subject to taxation by any country other than those listed in Schedule 6.14(l).
(m)    Neither the Company nor any Subsidiary has any overall foreign loss accounts or separate limitation loss accounts within the meaning of Code Section 904 and the Treasury Regulations thereunder.

(n)    Set forth in Schedule 6.14(n) is (i) a list of each state within the United States where the Company or any Subsidiary has filed a Tax Return, (ii) for each state in which the Company or any Subsidiary has been subject to taxation and with respect to which the applicable statute of limitations is open, a list of the types of Taxes (e.g., sales and use, employee payroll, or income Taxes) to which such entity has been subject, and (iii) a list of each state in which the Company or any Subsidiary has sold or provided goods or services to customers or clients, or had employees located, but has not filed a Tax Return.
(o)    The Company and each of its Subsidiaries have conducted all aspects of their business in accordance with the terms and conditions of all Tax rulings and Tax concessions that were provided by any relevant Governmental Entity.
(p)    Neither the Company nor any Subsidiary (i) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Code Section 168(f) or as tax-exempt bond financed property or tax-exempt use property within the meaning of Code Section 168; (ii) has acquired, or owns, any assets that directly or indirectly secure any debt the interest on which is tax-exempt under Code Section 103(a); (iii) has been responsible for paying any accumulated earnings tax under Code Section 531; (iv) has made, or will make, a consent dividend election under Code Section 565; (v) has elected at any time to be treated as an S corporation pursuant to Code Section 1362(a); (vi) is or has been a “qualified subchapter S subsidiary” as defined in Code Section 1361(b)(3)(B); or (vii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable foreign or United States state or local Tax Law.
(q)    There is no property or obligation of the Company or any Subsidiary, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.
(r)    Since the date of the Reference Balance Sheet, neither the Company nor any Subsidiary has made any amendment to any Tax Returns, or any election, adopted any accounting method or fiscal year, or taken any position in any Tax Returns relating to the Company or any Subsidiary that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to the Company or any Subsidiary.
(s)    “Tax” or “Taxes” means (i) any and all taxes payable to a Governmental Entity, including, without limitation, any federal, national, provincial, state, local or foreign net income, alternative or add on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, capital, capital stock, unemployment, disability, transaction, goods and services, unclaimed property, escheatment claims, license, withholding, payroll, employment, social security, social insurance, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, custom, duty or other tax or similar governmental fee, assessment or charge, together with any interest, penalty, addition to tax or additional amount with respect thereto imposed by any Governmental Entity, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury Regulation § 1.1502-6 or any comparable provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.
(t)    “Tax Return” means any return, declaration, report, property rendition, election, notice, statement, information return, form and claim for refund, filed or required to be filed with any Governmental Entity with respect to Taxes and including any amendment, schedule, attachment, part, supplement, appendix or exhibit to any of the foregoing.
Section 6.15    Employees.
(a)    As of the date hereof, the Company has delivered to the Buyer a schedule setting forth the name, office location, title, current annual compensation rate (including bonus and commissions), current base salary and annual target bonus and commissions, accrued bonus, accrued sick leave, accrued vacation benefits and severance pay of each employee of the Company and its Subsidiaries as of the date hereof. The relationship between the Company and its Subsidiaries and each of their respective employees is good, and to the Company’s knowledge, no Key Employees have any plans to terminate employment with the Company or any Subsidiary.
(b)    The Company and each of its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, compensation, discrimination, employee safety and health, collective bargaining, workers compensation, unemployment insurance and other social insurances, withholding of wages, withholding and payment of social security and other payroll taxes, and terms and conditions of employment, including, but not limited to (in the case of the non-U.S. Subsidiaries, only to the extent such Laws apply), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et. seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101 et. seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et. seq.; the Occupational Safety and Health Act; the Employee Retirement Income Security Act, 29 U.S.C. § 1000 et. seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et. seq.; the National Labor Relations Act, and, to the Company’s knowledge, there is no valid basis for any claim by any past or present employee of the Company or any of its Subsidiaries that the employee was subject to wrongful discharge, employment discrimination or harassment, or other unlawful employment practices.
(c)    There has not existed during the past five (5) years, does not currently exist, and is not currently threatened, any grievance, unfair labor practice charge, arbitration proceeding, or other charge or complaint filed by or on behalf of any employee, past or present, any labor organization, or authority (including, but not limited to the occupational health and safety authority), before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local civil rights agencies, any federal or state or non-U.S. departments of labor, the various occupational health and safety agencies, or any other governmental agency or judicial or arbitration forum, against the Company or any of its Subsidiaries, arising out of the activities, conduct or neglect of the Company or any of its Subsidiaries, and, to the Company’s knowledge, there is no reasonable basis for any such charge or complaint.

(d)    Neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or other contract, contingent or otherwise, with a labor union, and no employees of the Company or any of its Subsidiaries are covered by a collective bargaining agreement or other contract with a union, or otherwise represented by any union, and there is no collective bargaining agreement binding on the Company or any of its Subsidiaries that restricts from relocating or closing any or all of its business or operations. There are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries. There is not currently pending, and during the past five (5) years there has not been, any strike, lockout, picketing, slow-downs or work stoppages with respect to the Company or any of its Subsidiaries, and, to the Company’s knowledge, no such strikes, picketing, lockouts, slow-downs or work stoppages have been threatened. Additionally, there is not currently pending, and during the past five (5) years there has not been, any campaign to solicit cards or authorization from employee of the Company or any of its Subsidiaries to be represented by any labor organization, and, to the Company’s knowledge, no such campaign has been threatened.
(e)    Schedule 6.15(e) lists all employees, consultants, agents and independent contractors that are covered by an employment, non-competition, consulting, or severance agreement with the Company or its Subsidiaries that contain continuing obligations of the Company or its Subsidiaries and that provide for rights and privileges beyond the legal minimum of the applicable jurisdiction. The Company has provided or made available to the Buyer current and complete copies of each such agreement, as well as copies of any non-competition, confidentiality or other proprietary information agreement with any such Person. Except as provided pursuant to Schedule 6.15(e), there are no management employment, severance, golden parachute or other similar contracts between the Company or any of its Subsidiaries and any of their respective officers, consultants, directors, employees, independent contractors or any other person or entity that are not by their terms terminable at will.
(f)    All individuals that have been or that are classified by the Company as consultants, agents or independent contractors have been and are correctly so classified.
(g)    Other than as may be disclosed in Schedule 6.15(g), there is no valid basis for any claim by any past or present employee of the Company or any of its Subsidiaries for any severance pay or other payments due to a termination of employment that has occurred prior to the Reference Balance Sheet Date.
(h)    Neither the Company nor any of its Subsidiaries: (i) has closed, or intends to close, any plant or facility; (ii) has effectuated, or intends to effectuate, any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act (or other similar state law); or (iii) has implemented during the past three (3) years, or intends to implement, any early retirement or separation program.
(i)    No employee of the Company or its Subsidiaries is on long term disability leave, extended leave of absence, or receiving workers’ compensation benefits.

(j)    No employee of the Company or its Subsidiaries is working in the United States under a visa. All employees working with a visa status or employees on permanent transfer are in material compliance with all immigration laws of both the home and work jurisdictions applicable to each such employee.
(k)    Each current and former employee, officer and consultant of the Company or its Subsidiaries has executed a proprietary information and inventions agreement, a non-disclosure agreement or a consulting agreement containing provisions with respect to the assignment and protection of the Company’s proprietary rights, each in the form provided to the Buyer. No employee has excluded works or inventions which, in the Company’s reasonable judgment, are applicable to the Company and/or its products, from his or her assignment of inventions pursuant to such employee’s proprietary information and inventions agreement. Each current or former consultant of the Company that assists or assisted with the development of the Company’s Intellectual Property or has or had access to the Company’s Intellectual Property has executed an agreement containing confidentiality and invention assignment provisions. After reasonable investigation, the Company has not become aware that its employees, officers or consultants are in violation thereof, and the Company has used commercially reasonable efforts to prevent any such violation. Each current and former employee, officer and consultant of Company has executed agreements containing non-competition and non-solicitation provisions.
Section 6.16    Employee Benefits.
(a)    Each Compensation and Benefit Plan and Foreign Plan of the Company, any of its Subsidiaries or ERISA Affiliates, is listed on Schedule 6.16(a). Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability, contingent or otherwise, with respect to any compensation or benefit plans, policies, programs, agreements or arrangements (other than the Compensation and Benefit Plans and Foreign Plans) that covered employees, directors, former employees or former directors of the Company or its Subsidiaries or ERISA Affiliates and were terminated prior to the date hereof.
(b)    Without limiting the generality of the foregoing, for each Compensation and Benefit Plan and Foreign Plan, copies of the following documents (to the extent applicable) have also been made available to the Buyer prior to the date hereof:
(i)    governing documents (i.e., written plans, policies, programs agreements or arrangements) and any amendments thereto;
(ii)    all current and historical trust agreements and other funding agreements;
(iii)    the three most recent Form 5500 annual reports, including all attachments, filed with the U.S. Department of Labor and all such similar forms and reports in respect of the Foreign Plans;
(iv)    the most current actuarial valuation filed with the relevant Governmental Entity and financial statement;

(v)    the most recent IRS determination letter or opinion letter for each Compensation and Benefit Plan intended to be qualified under Section 401(a) of the Code;
(vi)    for the past six (6) years, all reports, letters or other material communications from the relevant Governmental Entity regarding any Compensation and Benefit Plan or Foreign Plan; and
(vii)    the current summary plan description and any current summary of material modifications for each Compensation and Benefit Plan or Foreign Plan (as applicable).
(c)    All of the Compensation and Benefit Plans are in material compliance in all respects with all applicable Laws, including but not limited to the Code and ERISA. There are no pending or, to the Company’s knowledge, threatened or anticipated Proceedings relating to the Compensation and Benefit Plans (other than routine claims for benefits and proceedings with respect to qualified domestic relations orders). To the Company’s knowledge, no act, omission, or transaction has occurred that would result, directly or indirectly, through its own liability, indemnification, or otherwise, in imposition on the Company or its Subsidiaries or ERISA Affiliates of any (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) liability under Section 502 of ERISA, or (iii)  tax or penalty on, or material administrative burden for correcting any, prohibited transactions imposed by Section 4975 of the Code or 406 of ERISA or sanctions imposed under Title I of ERISA.
(d)    Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter has been issued to the vendor of such plan document) as to its qualification under the Code, and nothing has occurred, whether by action or failure to act, that could cause the loss of such qualification. Neither the Company nor any ERISA Affiliate has established, maintained or contributed to (i) an employee pension benefit plan subject to Title IV of ERISA or Section 412, 430 or 436 of the Code, (ii) any multiemployer plan as defined in Section 3(37) of ERISA, or (iii) a multiple employer plan as defined in Section 413(c) of the Code.
(e)    No Compensation and Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides health or life insurance benefits (whether or not insured), to former employees of the Company or its Subsidiaries or ERISA Affiliates, except to the extent required by Title I, Part 6 of ERISA and applicable state insurance Laws.
(f)    Except as specifically contemplated by Employment Arrangements entered into in connection with this Agreement, neither the execution of this Agreement or any other Company Transaction Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby will (i) entitle any employees of the Company or its Subsidiaries or ERISA Affiliates to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of Indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Compensation and Benefit Plans or Foreign Plans, (iii) obligate the Buyer to continue any of the

Compensation and Benefit Plans or Foreign Plans, (iv) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans or Foreign Plans or (v) have any other effect on the “change of control” or similar provisions in any Compensation and Benefit Plans or Foreign Plans.
(g)    With respect to each Compensation and Benefit Plan, (i) all payments due from the Company and its Subsidiaries to date have been timely made and (ii) all premiums due or payable with respect to insurance policies relating to any Compensation and Benefit Plan, for any period through the date hereof have been timely made or paid in full. No condition exists that would prevent the amendment or termination of any Compensation and Benefit Plan without liability, other than the (i) obligation for ordinary benefits accrued prior to the termination of such Compensation and Benefit Plan and (ii) payment of any insurance premiums and plan administration fees for the remaining term of the applicable contract.
(h)    The consummation of the transactions contemplated by this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any Stockholder or employee, consultant or other service provider pursuant to Section 4999 of the Code.
(i)    Each Compensation and Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code complies in form and in operation with the requirements of, Section 409A of the Code and all other guidance issued thereunder.
(j)    With respect to any Foreign Plan, (i) if required to qualify for special tax treatment, each such Foreign Plan meets the requirements for such treatment; (ii) if required to be book reserved, any such Foreign Plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology, or other applicable reasonable country specific actuarial assumptions and valuations, and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; (iii) if required to be funded, any such Foreign Plan is fully funded on a going-concern and a solvency basis in accordance with applicable Laws, except as otherwise disclosed, and any such funding shortfall as disclosed is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology, or other applicable reasonable country specific actuarial assumptions and valuations, and fully reflects the financial effects of all prior transactions in relation to such funded plan; (iv) each such Foreign Plan has been established, registered, administered, funded, invested and maintained in material accordance with its terms and is in material compliance with all applicable Laws, rules and regulations; (v) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the reserve shown on the financial statements of the Company and its Subsidiaries for any unfunded Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; (vi) each Foreign Plan required to be registered with a Governmental Entity has been registered, and has been maintained in good standing with the appropriate

Governmental Entity; (vii) there is no Proceeding, action, suit or claim pending or threatened in respect of any Foreign Plan, and, to the Company’s knowledge, no facts exist which could reasonably be expected to give rise to any such Proceeding, action, suit or claim; (viii) no improper contribution holdings have been taken, no improper withdrawals or transfers of assets have been made and no improper payment of expenses have been made from any Foreign Plan; and (ix) all contributions or premiums required to be paid to or in respect of each Foreign Plan have been paid in accordance with applicable Laws and no Taxes, penalties or fees are owing or eligible under any Foreign Plan.
Section 6.17    Intellectual Property Rights.
(a)    Schedule 6.17(a) sets forth a correct and complete list of all Patents, Trademarks, domain name registrations, and registered Copyrights registered or filed in the name of the Company or any of its Subsidiaries, or included in the Owned Intellectual Property, indicating for each (as applicable), the applicable jurisdiction, title, registration number (or application number), the date issued (or date filed), the owner and all current applicants.
(b)    All Trademarks, Patents and Copyrights listed in Schedule 6.17(a) are currently in compliance with all legal requirements (including the timely post registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of all filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are not subject to any prosecution, renewal, maintenance or other fees or actions falling due within ninety (90) days after the Closing Date and with respect to issued Patents, Trademarks and Copyrights, are valid and enforceable. No Trademark is currently involved in any opposition, nullity or cancellation proceeding and no such action has been threatened in writing delivered to the Company (or, to the Company’s knowledge otherwise) with respect to any of the Trademarks. No Patent is currently involved in any inventorship challenge, interference, reissue, reexamination or opposition proceeding and no such action has been threatened in writing delivered to the Company (or, to the Company’s knowledge otherwise) with respect to any Patent. The Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed or prosecuted by or on behalf of the Company or any of its Subsidiaries, and has made no material or fraudulent misrepresentations in such applications. The Company or its Subsidiaries have clear title to the Owned Intellectual Property.
(c)    Schedule 6.17(c)(i) sets forth a correct and complete list of any and all Contracts currently in effect (excluding license agreements for widely available software applications programs that (i) have an acquisition price of less than $15,000 per user, workstation, or enterprise license (depending on how such software is licensed) and (ii) are not incorporated into, embedded into, distributed with, or installed with any Company Products (“Off-the-Shelf Licenses”)) pursuant to which the Company or any of its Subsidiaries have been granted or otherwise receive any right to use or distribute any Software (including the Third Party Embedded/Distributed Software, as defined below) (together with the Off the Shelf Licenses, the “Third Party Software Licenses”). Schedule 6.17(c)(ii) sets forth a correct and complete list of all third party Software that is incorporated into, embedded into, or installed with any Company Products currently distributed or made available by Company, all third party Software that is currently distributed by the Company or any of its Subsidiaries including Limited License Software, and all third party Software used by the Company to build, install or embed such third party Software, indicating for each whether such Software has been modified by the Company or any of its Subsidiaries (the “Third Party Embedded/Distributed Software”). The Company and its Subsidiaries are in actual possession of or have access to the user manuals (if any) and all Software that is currently used in the Company’s or any Subsidiary’s business, that is licensed to the Company or a Subsidiary pursuant to the Third Party Software Licenses.
(d)    Except for the Third Party Software Licenses, Schedule 6.17(d) sets forth a correct and complete list of any and all Contracts or other arrangements currently in effect pursuant to which the Company or any of its Subsidiaries have been granted or otherwise receive any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, the term, and whether or not it is exclusive (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). The Company and its Subsidiaries are in material compliance with the terms and conditions of all Third Party Licenses.
(e)    Schedule 6.17(e) sets forth a correct and complete list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property (excluding Off-the-Shelf Licenses), and in each case indicating the payment terms thereunder. No royalties, honoraria or other fees are accrued and unpaid by the Company or any of its Subsidiaries.
(f)    The Owned Intellectual Property and the Intellectual Property subject to the Third Party Licenses constitute all of the Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted. Except as set forth on Schedule 6.17(f), the Company and its Subsidiaries solely and exclusively own, free and clear of all Encumbrances of all Owned Intellectual Property, and have valid and enforceable rights to use all of the Intellectual Property covered by the Third Party Licenses in the manner in which such Intellectual Property is currently being used by the Company and its Subsidiaries and as is currently proposed to be used by the Company. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Owned Intellectual Property, including commercially reasonable steps to protect the Owned Intellectual Property from infringement. No Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property and the Company and its Subsidiaries have no knowledge of any information that may give rise to any dispute, cause of action, claim or challenge concerning the Company’s or any of its Subsidiaries’ sole and exclusive ownership of the Owned Intellectual Property. Each item of Owned Intellectual Property will be owned or available for use by the Company or its Subsidiaries immediately following the Closing on identical terms and conditions as it was owned or available for use by the Company or its Subsidiaries immediately prior to the Closing.
(g)    The Company’s or any of its Subsidiaries’ use including commercial exploitation of the Owned Intellectual Property does not and the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and as currently proposed to be conducted, does not infringe upon, misappropriate, dilute, or violate any Intellectual Property rights of any Person. The Company and its Subsidiaries have not been notified by any third party of any allegation that either the Owned Intellectual Property or the conduct of the business of the Company or any of its Subsidiaries infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or any of its Subsidiaries that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries require or may require a license to any of such Person’s Intellectual Property rights as a result of the business operations of the Company or a Subsidiary.
(h)    To the Company’s knowledge, no Person is misappropriating, infringing, diluting, violating or using without authorization any Owned Intellectual Property. No such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.
(i)    Schedule 6.17(i)(i) contains a correct and complete list of all Software used in connection with a Company Product that is owned by the Company or any of its Subsidiaries and sold, licensed, rented, leased, distributed or supported by the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries and included in or developed for inclusion in the Company Products (collectively, the “Company Owned Software”). Schedule 6.17(i)(ii) contains a correct and complete list of all such Software, except for Limited License Software (as defined below), that is sold, licensed, rented, leased or distributed by the Company or any of its Subsidiaries directly or indirectly through resellers (such Software, the “Company Products”). Each of the Company Products and Company Owned Software was either developed by (i) employees of the Company or any of its Subsidiaries within the scope of their employment and who have irrevocably assigned all of their rights (without limitation or reservation) to the Company or any of its Subsidiaries and have irrevocably waived all Moral Rights with respect thereto pursuant to enforceable written agreements, or (ii) independent contractors who have irrevocably assigned all of their rights (without limitation or reservation) to the Company or any of its Subsidiaries and have irrevocably waived all Moral Rights with respect thereto pursuant to enforceable written agreements.
(j)    All Trademarks of the Company or any of its Subsidiaries identified in Schedule 6.17(a) or which are currently used in any way in connection with the conduct of the business of the Company or any of its Subsidiaries have been in continuous use by the Company and its Subsidiaries since each such mark’s initial use by the Company or the respective Subsidiary. The registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.
(k)    The Company and its Subsidiaries have taken commercially reasonable steps to preserve the issued or filed Patents which are used in any way in connection with the conduct of the business of the Company or any of its Subsidiaries, including the payment of annuities or maintenance fees and the filing of all required documents.
(l)    The Copyrights which are used in connection with the conduct of the business of the Company or any of its Subsidiaries constitute works of authorship created by

(A) employees of the Company or any of its Subsidiaries within the scope of their employment and who have irrevocably assigned all of their rights (without limitation or reservation) to the Company or any of its Subsidiaries and have irrevocably waived all Moral Rights with respect thereto pursuant to enforceable written agreements, or (B) independent contractors who have irrevocably assigned all of their rights (without limitation or reservation) to the Company or any of its Subsidiaries and, for those independent contractors who have developed any Company Products, have irrevocably waived all Moral Rights with respect thereto pursuant to enforceable written agreements. No other Person has any claim to authorship or ownership of any part thereof.
(m)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the respective rights in confidential information and trade secrets that are materially used in connection with the conduct of the business of the Company or any of its Subsidiaries (including with respect to any Company Products and Owned Intellectual Property). Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner to execute agreements containing commercially reasonable confidentiality obligations. Except under valid and binding confidentiality obligations that comply with the immediately preceding sentence, there has been no disclosure to any third party of any confidential information or trade secrets used in connection with the conduct of the business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied with all applicable contractual and legal requirements and policies pertaining to information privacy and security. True and correct copies of all privacy policies of Company and its Subsidiaries have been made available to Purchaser and the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any other materials have been inaccurate, misleading or deceptive or in violation of any applicable laws. The Company and its Subsidiaries have established reasonable and appropriate physical, technical and administrative safeguards to protect personally identifiable information. No unauthorized access of personally identifiable information has occurred. No complaint relating to an improper use or disclosure of, or a breach in the security of, any personally identifiable information has been made or threatened against the Company or any of its Subsidiaries.
(n)    Neither the Company nor any of its Subsidiaries have permitted the Company’s or such Subsidiary’s rights material in Intellectual Property used in the operation of its business to lapse or enter the public domain.
(o)    The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Schedule 6.17(a). The registration of each such domain name is free and clear of all Encumbrances other than Permitted Encumbrances and is in full force and effect and in full compliance with all applicable domain name registration requirements, and identifies Company or any of its Subsidiaries as the owner and entity to contact regarding the registration. The Company and its Subsidiaries have paid all fees and have adhered to and complied with all administrative policies required to maintain each registration. The registrations have not been placed “on hold” and the Company’s and its Subsidiaries’ ability to use such domain names has not been otherwise prevented or restricted by a registrar. The Company and its Subsidiaries have not received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(p)    Except as set forth on Schedule 6.17(p), all Software distributed by the Company or any of its Subsidiaries operates in all material respects as described in the related documentation and specifications thereof. To the Company’s knowledge, no Software owned by the Company or any of its Subsidiaries or, to the Company’s Knowledge, no Software licensed from any other Person, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (except in connection with the ordinary and expected use of the Software). With respect to Software owned by the Company or any of its Subsidiaries (including all Company Products), such Software can be compiled from the associated source code. The Company has and enforces a policy to document all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company. There have been, and, to the Company’s knowledge, are, no material claims asserted or pending against the Company or any Subsidiary or distributors related to the Company Products.
(q)    Limited License Software.
(i)    Schedule 6.17(q)(i) lists all Software that is used in connection with a Company Product that is subject to a Limited License and owned, licensed, distributed or used in connection with software development, maintenance, support, or services by the Company or any of its Subsidiaries, and separately identifies for each item listed on such Schedule the Limited License that applies to such Software. A “Limited License” is any type of Contract or distribution model that contains provisions that: (i) prohibit or restrict the Company’s or any Subsidiary’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software (including the Company Products); (ii) require the distribution or making available of source code of any Software (including the Company Products); (iii) except as specifically permitted by law, grant any right to any Person (other than the Company or any of its Subsidiaries) or otherwise allow any such Person to decompile, disassemble or otherwise reverse engineer any Software; (iv) require the licensing of any Software for the purpose of making derivative works; (v) restrict a Person’s ability to place restrictions on Software; (vi) permits the Company or any Subsidiary to distribute or otherwise use the Software without incurring a monetary obligation subject to the satisfaction of non-monetary obligations or conditions (by way of example only and without limitation, distributing the Software with particular copyright notices); or (vii) creates, or purports to create obligations for the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities related to any Owned Intellectual Property. By way of example and without limitation, such provisions would include provisions that conditionally require the distribution of works containing Company Owned Software if the Company Owned Software is based on the Software subject to a Limited License. The term “Limited License” also includes the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Eclipse Public License (EPL), (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), and (G) the Sun Industry Standards License (SISL), and (H) the Afero General Public License, or

or any license approved by the Open Source Initiative (www.opensource.org) as of the Closing. The Software listed on Schedule 6.17(q)(i) shall be referred to collectively as “Limited License Software.” Except for the Software in Schedule 6.17(q)(i), none of the Company Products, Owned Intellectual Property, or any other Software that is owned by the Company or used in connection with the development of Company Products is, in whole or in part, subject to a Limited License.
(ii)    Neither the Company or any of its Subsidiaries, its employees nor its consultants have modified the Limited License Software.
(r)    No government funding, facilities of a university, college, other educational institution or research center was used in the creation or development of the Owned Intellectual Property. To the Company’s knowledge, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property (other than university and college students that the Company has engaged to perform work for the Company from time to time, with respect to which the Company has been assigned all rights arising from such work). Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property, other than as granted in the Ordinary Course of Business pursuant to a non-exclusive license to any Company Product.
(s)    Schedule 6.17(s) contains a complete and accurate list of all industry standards bodies or similar organizations that the Company or any of its Subsidiaries are now or ever were a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause the Company or any of its Subsidiaries to be considered a member, promoter, contributor or participant in a standards body or similar organization. The Company and its Subsidiaries have provided to the Buyer complete and accurate copies of all Contracts, policies and rules to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound relating to Intellectual Property of each standards body or similar organization identified in Schedule 6.17(s).
(t)    None of the execution, delivery and performance of this Agreement or any other Company Transaction Agreement, the performance by the Company or any of its Subsidiaries of their obligations hereunder and thereunder nor the consummation of the transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any instrument, license or other agreement governing any Intellectual Property; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property; (iii) result in the grant of any rights to any Intellectual Property to any third party; (iv) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Intellectual Property or portion thereof or (v) result in Buyer’s being bound by, or subject to any non-compete restriction on the operation or scope of their businesses (other than restrictions, if any, which the Company would have otherwise been required to honor had the transactions contemplated by this Agreement not occurred); (vi) result in Buyer’s being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Buyer, respectively, prior to the Closing Date (other than any royalties or other material amounts which the Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred), (vii) result in a violation or breach, modification, cancellation, termination of any contract relating to Intellectual Property; or (viii) result in release of source code related to Company owned Software. Immediately after the Closing, all Owned Intellectual Property will be fully transferable, alienable or licensable by the Buyer without restriction and without payment of any kind to any third party.
(u)    The Company and its Subsidiaries have not licensed, distributed or disclosed, is not obligated to license, distribute or disclose, and knows of no license, distribution or disclosure by any third party of, the source code for any Software owned by Company, excluding Limited License Software that is not owned by the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code by the Company or any of its Subsidiaries or escrow agent(s) or any other Person to any third party.
Section 6.18    Corporate Records; Bank Accounts. The minute books of the Company and each of its Subsidiaries contain true, complete and correct records in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of their respective board of directors, or any committees thereof, and stockholders or other equity holders of the Company and each of its Subsidiaries. The stock ledgers of the Company contain a true, complete and correct record of the original issuance and transfer of the capital stock of the Company and each of its Subsidiaries. The Company has made available to Buyer and its representatives true and correct copies of books and records of the Company and each of its Subsidiaries described in this Section 6.18. All proceedings and actions reflected in the books and records of the Company and each of its Subsidiaries described in this Section 6.18 have been conducted or taken in material compliance with all applicable Laws and with the charter documents and bylaws (or their applicable equivalent) of the Company and each of its Subsidiaries. Schedule 6.18 sets forth (i) a list of all banks and other financial institutions (together with addresses thereof) with which the Company and each of its Subsidiaries maintains a savings or other account, certificate of deposit, lock box or safe deposit box, and (ii) the names of all persons that are authorized as signatories to act or to deal in connection therewith.
Section 6.19    Compliance With Laws.
(a)    The business of the Company and each of its Subsidiaries has been, and is being, conducted, in compliance with all Laws in all material respects; provided, however, that the foregoing does not apply to Laws with respect to (i) the Company’s Taxes and related matters, as to which solely the provisions of Section 6.14 shall be applicable, (ii) the Company’s employment matters, as to which solely the provisions of Section 6.15 shall be applicable, (iii) ERISA, as to which solely the provisions of Section 6.16 shall be applicable, and (iv) Environmental Law, as to which solely the provisions of Section 6.12 shall be applicable. No Proceeding by any Governmental Entity with respect to the Company or its Subsidiaries or any of their respective properties or assets is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an indication to conduct the same. None of the Company or its Subsidiaries has received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof.
(b)    Without limiting the generality of the foregoing, none of the Company or any Subsidiary (nor any of their respective officers, directors, agents, distributors, employees or other Persons associated with or acting on their behalf) having taken any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd 1 et seq.), and analogous applicable Laws of all other jurisdictions in which they conduct business pertaining to improper payments to government officials and the related books and records provisions of such Laws.
(c)    Without limiting the generality of the foregoing, the Company and each Subsidiary has conducted its export transactions in material compliance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
(i)    the Company and each Subsidiary has obtained all material export licenses and other material approvals required for its exports of products, software and technologies from the United States;
(ii)    the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;
(iii)    there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;
(iv)    there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any material future claims; and
(v)    no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.
(d)    To the extent required by applicable Law, each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted except for such failures as could reasonably be expected to result in a Company Material Adverse Effect. All such Permits are listed in Schedule 6.19(d). There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. None of the execution, delivery or performance of this Agreement or the other Company

Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will result in a violation of or default under or cause the revocation or cancellation of any such Permit. Neither the Company nor any of its Subsidiaries has received any communication or otherwise has knowledge of any facts which have led it to believe that any of the Permits are not currently in good standing. Since January 1, 2005, the Company and each of its Subsidiaries have kept all records required by any Governmental Entities to be maintained and have filed with Governmental Entities all notices, supplemental applications and annual or other reports required by any Governmental Entities for the operation of the business of the Company and its Subsidiaries; provided, however, that this sentence does not apply to records, filings, notices, applications or reports with respect to Intellectual Property, Taxes or ERISA, which are addressed elsewhere in Article VI.
Section 6.20    Contracts and Commitments.
(a)    None of the Company or its Subsidiaries is party to any currently effective:
(i)    Contract requiring the consent of, or the waiver by, any other Person (including any supplier, distributor, customer, licensee, licensor, insurer, investor or lender) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby on the part of the Company;
(ii)    Contract (A) restricting the development, manufacture, marketing, distribution or sale of any products or services of the Company or its Subsidiaries or any future line or extension of such products or services, (B) restricting or limiting the entering into of any market or line of business by the Company or any of its Subsidiaries, (C) restricting or limiting the ability of the Company or any of its Subsidiaries to compete with any other Person, (D) restricting or prohibiting the transaction of business with any other Person (including restricting the solicitation of business from any Person) by the Company or any of its Subsidiaries, (E) granting to another Person by the Company or any Subsidiary exclusive rights with respect to any goods or services, items of Software or territory, or (F) restricting the solicitation by the Company or any of its Subsidiaries of employees from any Person;
(iii)    Contract which is an exclusive dealing or “take or pay” agreement;
(iv)    Contract that contains a “most favored nation” or “most favored customer” pricing or other provision;
(v)    Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, to another Person a license to the Company’s or any of its Subsidiaries’ Intellectual Property, excluding agreements entered into in the Ordinary Course of Business with any customer that accounts for current annual revenue equal to or less than $10,000;
(vi)    Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied), to another Person the right to sublicense or transfer any Software (other than Contracts to sublicense or transfer Software to a customer’s affiliates);

(vii)    Contract pursuant to which the Company or any of its Subsidiaries has delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain or escrow, any source code to any Software owned by the Company or a Subsidiary, excluding Limited License Software;
(viii)    marketing, sales or advertising Contract providing for payments or fees in excess of $5,000 in any 12 month period;
(ix)    continuing Contract for the future purchase or price of raw materials, supplies or equipment which involves or would reasonably be expected to involve the payment by the Company of more than $15,000 in any 12 month period or which contains minimum purchase conditions or requirements;
(x)    Contract to make any capital expenditures or capital additions or improvements with commitment in excess of $10,000 in any 12 month period or in excess of $25,000 in the aggregate over the term of such Contract;
(xi)    Contract relating to the storage or warehousing of any inventory or products of the Company or any of its Subsidiaries, or the charter or purchase of transportation or shipping services;
(xii)    management, employment, service, consulting, severance or other similar type of Contract providing for payments of greater than $10,000, except as set forth in Schedule 6.15(e) or 6.16(a) or as contemplated by Schedule 8.1(b)(vii);
(xiii)    Contract providing for the indemnification of any current or former director, officer or employee of the Company or any of its Subsidiaries;
(xiv)    Contract (A) relating to the incurrence of any Indebtedness by or on behalf of, or the extension of credit to, the Company or any of its Subsidiaries, (B) evidencing any Indebtedness or other liabilities of the Company or any of its Subsidiaries or the guarantee by the Company or any of its Subsidiaries of Indebtedness or other liabilities of any other Person, (C) evidencing any keep well or similar obligations of the Company or any of its Subsidiaries with respect to another Person, or (D) relating to the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) of more than $10,000;
(xv)    mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement granting an Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries;
(xvi)    Contract under which the Company or any of its Subsidiaries has agreed to indemnify any Person (other than customers, partners or suppliers in the Ordinary Course of Business);

(xvii)    Contract establishing or creating any partnership, joint venture, limited liability company or limited liability partnership;
(xviii)    Contract which relates to the acquisition by the Company or any of its Subsidiaries of any of the capital stock or substantial portion of the assets of another Person;
(xix)    Contract which provides for the sale or lease after the date hereof of any of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;
(xx)    Contract that includes as a party any officer, director, stockholder or Affiliate of the Company or any Subsidiary thereof, except as set forth in Schedule 6.16(a) or as contemplated by Schedule 8.1(b)(vii);
(xxi)    Power of attorney executed on behalf of the Company or any Subsidiary;
(xxii)    Contract that relates to the acquisition or disposition of any business (whether by merger, stock sale, sale of assets or otherwise);
(xxiii)    Contract requiring the escrow of any source code or other software or technology owned by the Company or any Subsidiary thereof;
(xxiv)    Contract pursuant to which the Company or any Subsidiary has agreed to settle any Proceeding;
(xxv)    Contract not listed above that requires aggregate future payments by the Company of $5,000 or more and relates to the operation of the business of the Company; and
(xxvi)    Contract disclosed pursuant to clauses (i) through (xxv) above that is not terminable by the Company on or within 60 days’ prior notice or without payment of a fee or penalty by the Company.
Contracts required to be disclosed on Schedule 6.20(a) pursuant to this Section 6.20(a) are hereinafter referred to as “Material Contracts.” The information on Schedule 6.20(a) shall reasonably indicate which of clauses (i) through (xxvi) applies to the disclosed Contracts.
(b)    Each Material Contract (1) is a valid and binding obligation of the Company or its Subsidiaries and, to the Company’s knowledge, of the applicable counterparty, in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and (2) will continue to be such a valid and binding obligation in full force and effect following the consummation of the Merger without obtaining any consent, including with respect to any deemed assignment or transfer, and without the payment of any penalties, special assessments, or other amounts as a result of the Company entering into this Agreement or the consummation of the Merger. Neither the Company or its Subsidiaries nor, to the Company’s knowledge, any other party to any Material Contract, is in violation of or in default under any Material Contract, nor, to the Company’s knowledge, has any event occurred or circumstance or condition existed, that (with or without notice, lapse of time or both) would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel or terminate or modify any Material Contract or (iii) give any party to any Material Contract the right to seek damages or other remedies. There have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.
(c)    The Company has made available to the Buyer true and complete copies of all Material Contracts (or, in the case of any oral Contracts, written summaries).
(d)    The Company and each of its Subsidiaries is in compliance with each Contract with a Governmental Entity.
(e)    The Company has provided to the Buyer each software license agreement or reseller agreement pursuant to which the Company has received any revenue from a customer in the past two (2) years.
Section 6.21    Insurance.
(a)    Schedule 6.21 sets forth (i) the policies of insurance in force covering the Company and its Subsidiaries including, without limitation, those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) premiums and losses by year, by type of coverage, for the past three (3) years based on information received from the applicable insurance carrier(s); (iii) all outstanding insurance claims by the Company or its Subsidiaries for damage to or loss of property or income which have been referred to insurers or which the Company or its Subsidiaries believe to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company or its Subsidiaries for the past three (3) years, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company or its Subsidiaries under which the Company or its Subsidiaries is required to carry insurance for the benefit of any other Person. The Company has delivered to the Buyer complete and correct copies of the policies and agreements set forth on Schedule 6.21.
(b)    The insurance policies set forth on Schedule 6.21 are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Such policies (i) are of the type and in amounts customarily carried by companies similarly situated to the Company, (ii) are valid, outstanding and enforceable policies, and (iii) will not terminate or lapse by reason of the transactions contemplated by this Agreement. During the past five (5) years, none of the Company or its Subsidiaries has been refused any insurance, and none of such coverage has been limited, by any insurance carrier to which the Company or its Subsidiaries has applied for any such insurance or with which the Company or its Subsidiaries has carried insurance.
Section 6.22    Distributors, Suppliers and Customers. To the Company’s knowledge, the relationships of the Company or its Subsidiaries with their respective distributors, suppliers, customers, and licensors or sublicensors of rights with respect to Intellectual Property are reasonably good commercial working relationships and no (i) material supplier to the Company or its Subsidiaries (excluding, for the avoidance of doubt, employees of the Company or its Subsidiaries), or (ii) material distributor or material customer to the Company or its Subsidiaries has cancelled or otherwise terminated, or to the Company’s knowledge threatened to cancel or otherwise terminate, their respective relationships with the Company. Schedule 6.22 identifies each material supplier and each material distributor with which the Company or its Subsidiaries are doing business and each material customer for whom the Company or its Subsidiaries have ongoing obligations. As of the date of this Agreement, to the Company’s knowledge, the contractual relationship with any customers, suppliers or distributors of the Company or its Subsidiaries will continue immediately after the Closing Date in substantially the same manner as prior to the date of this Agreement.
Section 6.23    Affiliate Interests.
(a)    Except with respect to (i) compensation, expenses or benefits paid or payable in the Ordinary Course of Business by the Company to directors, officers and employees of the Company in consideration for services performed by such individuals for the benefit of the Company, (ii) indemnification obligations set forth in the Certificate of Incorporation and the Company’s bylaws or indemnification agreements in the form(s) provided to the Buyer, and (iii) customary invention assignment and confidentiality obligations and non-competition and non-solicitation obligations entered into by employees for the benefit of the Company, there is no currently effective, and neither the Company nor any of its Subsidiaries has entered into any, transaction, agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Person (i) that is now or was at any time such transaction, agreement or arrangement was effective, a director, officer, employee, stockholder or Affiliate of the Company or its Subsidiaries or (ii) with respect to which any such Person, or any member of the immediate family of any such Person, owns now or owned at the time of such transaction more than 10% of the voting equity of such Person (collectively, “Affiliate Arrangements”), on the other hand. All Affiliate Arrangements set forth in Schedule 6.23(a) were entered into in the Ordinary Course of Business and on commercially reasonable and arms-length terms and conditions. Any accounts due and payable by the Company or its Subsidiaries to any such Person are recorded on the books and records of the Company, at their fair market value. Since the Reference Balance Sheet Date, there has been no repayment, forgiveness or other release of a debt owed by or to any such Person.
(b)    No direct or indirect stockholder, employee, officer or director of the Company or its Subsidiaries has any interest, directly or indirectly, in any property, real or personal, tangible or intangible of the Company or its Subsidiaries. The business of the Company or its Subsidiaries as currently conducted has been conducted solely by the Company or its Subsidiaries and not through any Affiliate, joint venture or other Person.
Section 6.24    Information Statement.  The Information Statement to be distributed by the Company to the Stockholders in connection with the solicitation of approval of, or consents or waivers with respect to, the Merger, this Agreement and the transactions contemplated hereby will comply with the Dissenters’ Rights Statute and accurately describe, in all material respects, all matters necessary to allow the Stockholders to make an informed decision of whether to accept the Merger Consideration, if any, to which such holder is entitled pursuant to this Agreement and/

or waive dissenters’ rights with respect to the Merger, or exercise Company Stock Options or Warrants, as applicable. The Information Statement will not contain any untrue statement of material fact or omit to state any material fact necessary to make any the information presented therein, in light of the circumstances under which they are made, not misleading.
Section 6.25    Broker’s/Finder’s Fees. None of the Company or its Subsidiaries or, to the Company’s knowledge, any Equityholder has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
Section 6.26    Indebtedness. From the date of the letter of intent between the Company and the Buyer until the date of this Agreement, the Company has not paid any Indebtedness, dividends, bonuses or extraordinary compensation, or redeemed any stock.

Section 6.27    Disclosure. No representations or warranties by the Company in this Agreement, and no statement contained in any certificates furnished or to be furnished by the Company to the Buyer pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. The Company has furnished or caused to be furnished to the Buyer complete and correct copies of all Contracts or other documents referred to in the Schedules hereto or underlying a disclosure of the Company set forth in the Schedules hereto.
ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO
Except as set forth in the Disclosure Schedule, the Buyer and Newco, jointly and severally, hereby represent and warrant to the Company and acknowledge and confirm that the Equityholders and Company are relying upon the following representations and warranties in entering into this Agreement:
Section 7.1    Organization of the Buyer and Newco. Each of the Buyer and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to obtain such qualification would not have a Buyer Material Adverse Effect.
Section 7.2    Authority; Due Execution.
(a)    Each of the Buyer and Newco has all requisite corporate power and authority to execute and deliver this Agreement and the other Buyer Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby to be consummated by it.

The execution and delivery of this Agreement and the other Buyer Transaction Agreements, the performance hereof and thereof by the Buyer and Newco and the consummation by the Buyer and Newco of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.
(b)    Each of this Agreement and the other Buyer Transaction Agreements has been duly executed and delivered by the Buyer and Newco and constitutes the valid, binding and enforceable obligation of the Buyer and Newco, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 7.3    Governmental Filings; No Conflicts.
(a)    Other than (i)  applicable requirements of the Securities Act, and blue sky laws, (ii)  the filing of the Certificate of Merger as required by the DGCL, and (iii)  the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, which would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Buyer or Newco from performing its obligations under this Agreement, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer or Newco from, any Governmental Entity in connection with the execution and delivery of this Agreement and the other Buyer Transaction Agreements by the Buyer or Newco and the consummation by the Buyer or Newco of the Merger and the other transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance of this Agreement and the other Buyer Transaction Agreements does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Buyer’s or Newco’s certificate of incorporation or bylaws or, (ii) a breach or violation of any Law to which the Buyer or Newco is subject or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer’s or Newco’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Buyer or Newco pursuant to, in each case in all material respects, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or Newco is a party or by which the Buyer or Newco or any of their respective properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Buyer or Newco from performing its obligations under this Agreement.
Section 7.4    Litigation. There is no Proceeding pending or outstanding or, to the Buyer’s knowledge, threatened against or affecting the Buyer’s or Newco’s ability to consummate the transactions contemplated hereby.

Section 7.5    Compliance with Law. The business of the Buyer and Newco has been, and is being, conducted, in compliance with all Laws; provided, however, that the foregoing does not apply to Laws with respect to the Buyer’s or Newco’s Taxes and related matters. Neither Buyer nor Newco is in violation of any Law that would prevent, materially delay or materially impair the ability of the Buyer or Newco to consummate the transactions contemplated by this Agreement.
Section 7.6    Brokers and Finders. Neither Buyer nor Newco has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
Section 7.7    Operation of the Company Post-Merger. The Buyer has no present plan or intention to liquidate or merge the Surviving Corporation after the Merger.
Section 7.8    Operation of Newco. Newco was formed solely for the purpose of engaging in the Merger. Newco has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
ARTICLE VIII.

CERTAIN COVENANTS AND AGREEMENTS OF THE COMPANY,
THE EQUITYHOLDERS AND THE BUYER
Section 8.1    Conduct of Business Prior to the Closing Date.
(a)    From the date of this Agreement until the Closing, except as expressly contemplated by this Agreement and the other Company Transaction Agreements, the Company shall, and shall cause its Subsidiaries to:
(i)    conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws;
(ii)    use commercially reasonable efforts to preserve the goodwill of those having business relationships with it and to preserve, maintain, and protect its assets;
(iii)    use commercially reasonable efforts to preserve intact its business organizations; to keep available the services of its employees; to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, clients and other Persons having material business relationships with the Company and its Subsidiaries; and to continue its current marketing and selling activities relating to the business, operations or affairs of the Company and its Subsidiaries;
(iv)    maintain its books and records in the Ordinary Course of Business;
(v)    promptly notify the Buyer in writing of the commencement or threat of any Proceedings involving the Company, any of its Subsidiaries or the transactions contemplated hereby; and

(vi)    pay, discharge and satisfy all accounts payable, Taxes or contractual obligations of the Company and its Subsidiaries, in each case in the Ordinary Course of Business, or in accordance with their terms (other than the Transaction Expenses, which shall be paid as provided in this Agreement).
(b)    Without limiting the generality of clause (a) of this Section 8.1, except (X) as required or expressly contemplated in this Agreement and the other Company Transaction Agreements, (Y) with the prior written consent of the Buyer or (Z) as set forth in the corresponding subsections of Schedule 8.1 hereto, from the date hereof until the Closing Date, the Company will not, and will cause its Subsidiaries not to:
(i)    adopt or propose any change in its Certificate of Incorporation or bylaws or other organizational documents, as applicable, other than the Certificate Amendment or the Certificate of Merger;
(ii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than the Merger);
(iii)    issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company (excluding any shares of capital stock issuable upon the exercise of a warrant or a Company Stock Option set forth in Schedule 6.5(b)), or enter into any agreement or contract with respect to the foregoing, or make any other changes to its capital structure, other than the Certificate Amendment;
(iv)    (A) split, combine, subdivide or reclassify its outstanding shares of capital stock; or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock;
(v)    redeem, purchase or otherwise acquire directly or indirectly any of the Company’s capital stock;
(vi)    make or commit to make any capital expenditure in excess of $5,000 individually or $15,000 in the aggregate;
(vii)    (A) grant to any director, officer, employee or consultant any increase in compensation or benefits other than as required by the terms of any Contract in existence on the Agreement Date and disclosed on the Disclosure Schedule; (B) enter into, adopt or amend any employment agreement, severance agreement or policy or retention agreement; (C) pay or agree to pay any severance, bonus, fringe benefits or other payments (other than salary or fees paid in the Ordinary Course of Business or as required by the terms of any Contract in existence on the Agreement Date and disclosed on the Disclosure Schedule) to any directors, officers, employees, consultants or other Persons; (D) enter into (or adopt) any new, or amend any existing Compensation and Benefit Plan or Foreign Plan; or (E)  hire any employee;

(viii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or the assets of any other business or Person or division thereof or create any subsidiary;
(ix)    sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any tangible or intangible assets or property except pursuant to existing contracts or commitments or with respect to the sale of products or services of the Company and its Subsidiaries in the Ordinary Course of Business;
(x)    (A) incur or assume any Indebtedness other than advances drawn on the Buyer Loan, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than endorsements of checks in the Ordinary Course of Business); (C) guarantee or endorse the obligations of any other Person; (D) make or cancel, release or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other Person other than advancement of travel and similar expenses in the Ordinary Course of Business; (E) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries, except for Permitted Encumbrances; or (F) mortgage or pledge any of its tangible or intangible assets or properties; or (G) cancel, release or assign any liabilities, obligations or Indebtedness payable to the Company or any of its Subsidiaries;
(xi)    mortgage or pledge or grant a security interest in any of its assets or create any Encumbrance thereon, other than Permitted Encumbrances;
(xii)    pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payment, discharge or satisfaction in the Ordinary Course of Business;
(xiii)    enter into (A) any license or other Contract with respect to the Intellectual Property owned by the Company or any of its Subsidiaries, or (B) any consulting or independent contracting arrangement;
(xiv)    except for the continuation of at-will employment arrangements in the Ordinary Course of Business, directly or indirectly, engage in any transaction with, or enter into any Contract with, any director, officer, stockholder or Affiliate of the Company or its Subsidiaries or any individual known to the Company to be an immediate family member of any such Person;
(xv)    change any method of accounting or accounting practice or policy used by it except any change required by reason of a change in GAAP or Law;
(xvi)    change in any material respect any cash management practices or otherwise delay in any material respect payment of any accounts payable or other liability of the Company or any of its Subsidiaries or Contract beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(xvii)    permit undisputed accounts payable to be more than 45 days old or change its practices and procedures with respect to the collection of any accounts receivable other than in the Ordinary Course of Business;
(xviii)    waive, release, grant or transfer any rights of value of the Company or its Subsidiaries, other than in the Ordinary Course of Business;
(xix)    permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse, unless simultaneously with such cancellation, termination or lapse, replacement policies providing coverage equal to or greater than the coverage cancelled, terminated or lapsed are in full force and effect until the Closing;
(xx)    institute, settle or agree to settle any Proceeding, including in respect of any former or current employee, customer, supplier, licensor, licensee or contractor of the Company or any of its Subsidiaries, other than settlements that involve solely the payment of monetary relief prior to the Closing that will be taken into account in the Working Capital Adjustment and no ongoing monetary or other obligations of the Company or any of its Subsidiaries after the Closing;
(xxi)    amend, modify or otherwise change the terms of any existing Contract, in each case to require the acceleration of the payments due to the Company or any of its Subsidiaries thereunder;
(xxii)    enter into any joint venture or partnership;
(xxiii)    (A) make, revoke or change any Tax election, (B) adopt or change any Tax accounting method or period (except as required by Law), (C) settle any Tax audit or Tax liability, (D) file any amended Tax Return, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, (F) enter into any closing, settlement or similar agreement with respect to Taxes, (G) enter into any Tax sharing agreement or similar contract, (H) file any Tax Return other than on a basis consistent with past practice, or (I) surrender any right to claim a refund of Taxes;
(xxiv)    enter into any Contract that would constitute a Material Contract for purposes of Section 6.20(a);
(xxv)    enter into any Contract relating to the research, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of products or services of the Company or products licensed by the Company or any of its Subsidiaries, or the Intellectual Property of the Company or any of its Subsidiaries;
(xxvi)    reduce the Company’s or its Subsidiaries’ average sale prices for their products or services or make any material change to the Company’s or its Subsidiaries’ sales methods and practices (including any material change in the manner in which the Company or any Subsidiary provides warranties, discounts or credits to customers);

(xxvii)    modify, amend or terminate any Material Contract (other than any unilateral modification, amendment or termination by the other party to such Material Contract pursuant to the terms of such Material Contract that is not caused by the pendency of the Merger) or waive, release or assign any rights or claims thereunder, in each case other than in the Ordinary Course of Business;
(xxviii)        enter into any Contract that would be required to be disclosed pursuant to Section 6.4(b);
(xxix)    enter into any new line of business;
(xxx)    take any action that would reasonably be expected to prevent, delay or impede the consummation of the transaction contemplated hereby; or
(xxxi)    agree, commit or resolve to do any of the foregoing.
Section 8.2    Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, the Buyer and Newco shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by this Agreement. Each of the Company, the Buyer and Newco shall execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby.
Section 8.3    Expenses and Fees. Regardless of whether the Closing is consummated, all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Buyer and the Equityholder-paid Transaction Expenses shall be paid by the Company or the Equityholders; provided that to the extent the Equityholder-paid Transaction Expenses are not taken into account in determining the Closing Adjustment Amount pursuant to Section 3.4(d) or otherwise paid by the Company prior to the Closing, such amounts shall be considered liabilities in the calculation of Working Capital pursuant to Section 3.2(a). If and only if the Closing is consummated, the Buyer shall pay the Transaction Expense Allowance.
Section 8.4    Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Law, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (i) shall afford the Buyer’s officers, employees, legal counsel, accountants and other authorized representatives bound by confidentiality obligations to the Company or otherwise bound by a duty of confidentiality for the benefit of the Company (“Representatives”) access, during normal business hours, to the Company’s and its Subsidiaries’ employees, properties, books, contracts, records, internal financial statements and Tax Returns and, during such period, the Company shall furnish promptly to the Buyer and its Representatives all information concerning its business, properties, results of operations and personnel, as may reasonably be requested, provided that no investigation pursuant to this Section 8.4 shall affect or be deemed to modify any representation, warranty or covenant made by the Company or any Equityholder nor limit any rights and remedies available to Buyer (including the right to indemnification in Article X), and (ii) shall make available the officers and employees of the Company, upon reasonable notice and during normal business hours, to discuss and to furnish reasonably available information regarding the ongoing operation of the Company’s business, the financial condition of the Company, implementation of the transactions contemplated hereby and other matters reasonably relating hereto, in each case in a manner which shall to the extent practicable avoid material disruptions to the Company’s and its Subsidiaries’ business and operations. Except where prohibited by Law, the Company shall furnish to the Buyer as promptly as practicable all information in the Company’s possession or control concerning the Company, its Subsidiaries and their respective properties and personnel as the Buyer may reasonably request. Except where prohibited by Law, the Company shall provide any relevant information in the Company’s possession or control reasonably requested by the Buyer necessary or useful in planning, structuring and completing the Buyer’s post acquisition integration of the Company in a timely manner. Except as and in the manner specifically agreed to by the Buyer and the Company, from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Buyer nor Newco shall, and neither shall permit its representatives to, communicate with employees (other than executive officers of the Company), customers or suppliers of the Company with respect to the transactions contemplated hereby or the business of the Company.
Section 8.5    Notification of Certain Matters; Financial Statements. The Company shall give prompt notice to Buyer of, in each case to the extent within the Company’s knowledge: (i) the occurrence or non-occurrence of any event which has caused any representation or warranty contained in Article VI to be untrue or inaccurate, in any material respect, at or prior to the Closing and (ii) any failure of the Company to comply in any material respect with any covenant or agreement to be complied with by the Company hereunder. Each Equityholder shall give prompt notice to Buyer of, in each case to the extent within such Equityholder’s knowledge: (i) the occurrence or non-occurrence of any event which has caused any representation or warranty made by such Equityholder in Article V to be untrue or inaccurate, in any material respect, at or prior to the Closing and (ii) any breach by such Equityholder in any material respect of any covenant or agreement hereunder to be complied with by it hereunder. The Buyer shall give prompt notice to the Company of, in each case to the extent within the Buyer’s knowledge: (i) the occurrence or non-occurrence of any event which has caused any representation or warranty contained in Article VII to be untrue or inaccurate, in any material respect, at or prior to the Closing and (ii) any failure of the Buyer or Newco to comply in any material respect with any covenant or agreement to be complied with by the Buyer or Newco hereunder. The delivery of any notice pursuant to this Section 8.5 shall not be deemed to (a) modify the representations or warranties hereunder of the Party delivering such notice, (b) modify the conditions set forth in Article IX or (c) limit or otherwise affect the remedies available hereunder to any Party.
Section 8.6    No Solicitation; Exclusivity. From the date hereof until the Closing Date, neither the Company nor any of the Equityholders shall, and the Company shall cause the Company’s Affiliates, directors, officers, agents, and other Representatives acting on behalf or at the direction of the Company or the Equityholders (including any investment banker, financial advisor, attorney or accountant) not to, directly or indirectly, initiate any contact with, solicit, encourage, cooperate with or enter into or continue any negotiations, understandings or agreements with any third party (including any Equityholder or Affiliate of an Equityholder) with respect to or in connection with, or furnish or disclose any non-public information regarding the Company to any third party in connection with, (i) any offer or proposal to acquire (whether in a single transaction or a series of related transactions) any direct or indirect equity or other ownership interests in the Company or its assets or (ii) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement. The Company and each Equityholder shall as promptly as practicable, but in any event within 24 hours, advise the Buyer orally and in writing of any inquiry, request for non-public information or proposal by a third party regarding any such transaction which it receives after the date hereof, and shall disclose to Buyer the terms and conditions of any such proposal or inquiry in reasonable detail (and a copy of such proposal or inquiry if it was made in writing). Promptly after the execution of this Agreement, the Company shall notify the Persons listed in the first sentence of this Section of the restrictions set forth in this Section, and the Company shall be deemed to have breached this Section 8.6 if any of such Persons take(s) any action that the Company is obligated to cause such Person not to take.
Section 8.7    Third Party and Governmental Consents.
(a)    The Company shall use reasonable best efforts to obtain all Material Required Consents and any other consents, approvals, Orders and authorizations of and all releases and waivers by; and to effect all notices to or declarations, filings, and registrations with, all third parties (including Governmental Entities) that are required of the Company to be obtained in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.
(b)    All consents, approvals, Orders, authorizations, waivers, declarations, filings, registrations, notices and releases to be given or obtained by the Company hereunder shall be in a form and in substance reasonably acceptable to the Buyer. Except with respect to any filings or notices required under applicable antitrust or similar Laws, which costs and expenses shall be borne by the Buyer, all costs and expenses of obtaining or effecting any and all of the consents, approvals, Orders, authorizations, waivers, declarations, filings, registrations, and releases referred to in Section 8.7(a) shall be borne by the Company.
(c)    The Buyer and the Company shall use reasonable best efforts to obtain the approval of any Governmental Entity necessary to consummate the transactions contemplated hereby, including using reasonable best efforts to resolve any objection, inquiry or investigation asserted by any Governmental Entity under any antitrust law with respect to the transactions contemplated hereby, if any. The Buyer and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consents from Governmental Entities, including (i) promptly notifying the other parties of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, and (ii) furnishing the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity, in each case, with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall in no event be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its other assets or businesses.
Section 8.8    Public Announcements. The Parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Buyer, the Company and the Equityholders’ Representative, except (i) to the extent such release, announcement or disclosure may be required by applicable Law, in which case the Party required to make the release, announcement or disclosure shall allow the Buyer, the Company and the Equityholders’ Representative reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure and (ii) the Buyer may announce the Agreement if, in its reasonable opinion, the Merger is substantially likely to close, even if such announcement is not at such time required by Law. The Parties acknowledge that the Buyer may be required to disclose the Merger on a Current Report on Form 8-K following the entry into this Agreement, and to provide certain financial statements of the Company as required by Item 3-05 of Regulation S-X.
Section 8.9    Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Buyer, the Equityholders and the Company for certain Tax matters:
(a)    (i)     The Company shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of or with respect to the Company and its Subsidiaries that are required to be filed at or before the Effective Time (after giving effect to any valid extension of time to file) and shall timely pay the Taxes shown as due on such Tax Returns and all other Taxes (including estimated Taxes) of the Company and its Subsidiaries which are due and payable at or prior to the Effective Time. Prior to the filing of any such Tax Return, the Company shall provide the Buyer with a substantially final draft of such Tax Return at least 15 Business Days prior to the due date for such Tax Return. The Buyer shall promptly notify the Equityholders’ Representative of any objections that the Buyer may have to any items set forth in any such draft Tax Return, and the Buyer and the Equityholders’ Representative shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. If the Company and the Buyer cannot reach complete agreement within 15 days (or by the due date of such Tax Return, if earlier), the Company shall be entitled to file the Tax Return without the Buyer’s consent, but the amount of Taxes for which the Buyer is entitled to indemnification hereunder shall be limited to the amount of Taxes that is ultimately mutually agreed to by the Buyer and the Equityholders’ Representative or, if the Buyer and the Equityholders’ Representative are unable to reach agreement, the amount ultimately determined by an accounting firm that is mutually selected by the Parties (the cost of which shall be borne 50% by the Buyer and 50% by the Equityholders), notwithstanding the fact that the Tax Return filed by the Company reflects a different amount. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiaries, as applicable, except as otherwise required by Law or regulation or otherwise agreed to in writing by the Buyer prior to the filing thereof.

(ii)    The Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Subsidiaries that are required to be filed after the Effective Time (after giving effect to any valid extension of time to file) and shall cause to be remitted the Taxes shown as due on such Tax Returns. Prior to the filing of any such Tax Return for any Straddle Period or Pre Closing Period, the Buyer shall provide the Equityholders’ Representative with a substantially final draft of such Tax Return at least 15 Business Days prior to the due date for such Tax Return (or, if required to be filed within 45 days after the Effective Time or the end of the taxable period to which such return relates, as soon as reasonably possible following the Effective Time or the end of such taxable period, as the case may be). The failure of the Buyer to comply with the preceding requirement shall not relieve the Equityholders of their indemnification obligations pursuant to Section 10.1. The Equityholders’ Representative shall promptly notify the Buyer of any objections that the Equityholders’ Representative may have to any items set forth in any such draft Tax Return, and the Buyer and the Equityholders’ Representative shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. If the Equityholders’ Representative and the Buyer cannot reach complete agreement within 15 days following the delivery of notification of any objections by the Equityholders’ Representative (or by the due date of such Tax Return, if earlier), the Buyer shall be entitled to file the Tax Return without the Equityholders’ Representative’s consent, but the amount of Taxes for which the Buyer is entitled to indemnification hereunder shall be limited to the amount of Taxes that is ultimately mutually agreed to by the parties or, if the parties are unable to reach agreement, the amount ultimately determined by an accounting firm that is mutually selected by the parties (the cost of which shall be borne 50% by the Buyer and 50% by the Equityholders), notwithstanding the fact that the Tax Return filed by the Buyer reflects a different amount. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiaries, as applicable, except as otherwise required by Law or regulation or otherwise agreed to in writing by the Equityholders’ Representative prior to the filing thereof.
(b)    After the Closing Date, the Buyer shall have the exclusive right to represent the interests of the Company and its Subsidiaries in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for all Pre Closing Periods and Straddle Periods; provided, however, that the Equityholders’ Representative shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of his choice (which counsel shall be reasonably acceptable to the Buyer) for purposes of such participation to the extent that any such audit, assessment or proceeding could reasonably be expected to result in an indemnity payment by the Equityholders pursuant to Section 10.1(a). In the event that the Buyer proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to the Company or any Subsidiary that would result in an indemnity payment by the Equityholders pursuant to Section 10.1(a), the Equityholders’ Representative shall have the right to review such proposed compromise, settlement, consent or agreement. The Buyer shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment or proceeding on a basis that would result in liability of the Equityholders for indemnification pursuant to Section 10.1(a) unless (i) the Equityholders’ Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed, or (ii) the Buyer agrees to waive its right to be indemnified for the issue being settled, compromised or conceded. Notwithstanding the foregoing and notwithstanding the Equityholders’

Representative’s refusal to consent to a proposed settlement, compromise or concession of any such issue or claim, the Buyer may settle, compromise or concede any issue or claim described in the preceding sentence without waiving its right to indemnification if, in the Buyer’s reasonable and good faith judgment, such settlement, compromise or concession is reasonable and prudent considering the likely costs of continuing to pursue a Tax contest (including, without limitation, the costs of any potential adverse impact on other Tax matters that are not the subject of the Tax contest) and the potential Tax savings and other Tax benefits of continuing to pursue such Tax contest. Subject to the limitations in Article X, including Section 10.1(c), in cases where the provisions of the preceding sentence apply and the Equityholders’ Representative had informed the Buyer, in writing, that it was not consenting to the settlement, compromise or concession, the amount of Taxes for which the Buyer is entitled to indemnification hereunder shall be limited to the lesser of (i) the amount of Taxes attributable to the issue or claim that was settled, compromised or conceded without the Equityholders’ Representative’s consent, and (ii) that amount which an accounting firm that is mutually selected by the parties estimates would have been payable had the Buyer continued to contest the issue or claim. The cost of such accounting firm shall be borne entirely by the Buyer if the amount determined by the accounting firm is less than 80% of the amount for which the Buyer settled, or entirely by the Equityholders otherwise. Notwithstanding anything to the contrary in Section 10.1(a), this Section 8.9(b) shall govern the conduct of Tax contests related to the Company.
(c)    The Company shall promptly notify the Buyer in writing upon receipt prior to the Closing by it or any Subsidiary of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any Subsidiary.
(d)    After the Closing Date, the Buyer and each Equityholder shall provide each other with such cooperation and information relating to the Company and the Subsidiaries as any other party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 8.9(d).
(e)    The Equityholders shall be liable for any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated under this Agreement (“Transfer Taxes”). Solely with respect to Transfer Taxes imposed on an Equityholder, such Equityholder shall be liable for such Taxes, The party responsible under applicable Tax Laws for submitting payment of such Taxes to the applicable taxing authority shall file all necessary returns, reports or other filings with respect to all such Taxes.
(f)    The Company shall, prior to the Closing Date, provide the Buyer with a properly executed FIRPTA certification, substantially in the form of Exhibit D attached hereto (dated not more than 30 days prior to the Effective Time), which states that shares in the Company do not constitute “United States real property interests” under Code Section 897(c), for purposes of satisfying the Buyer’s obligations under Treasury Regulation § 1.1445.2(c)(3) (the “FIRPTA

Certification”). In addition, simultaneously with the delivery of such FIRPTA Certification, the Company shall have delivered a form of notice to the IRS in accordance with the requirements of Treasury Regulation § 1.897-2(h)(2) and substantially in the form of Exhibit E attached hereto (the “FIRPTA Notification”).
(g)    To the extent permitted by applicable Laws, the Buyer, the Company or a Subsidiary may carry back, or cause or permit the Company and any Subsidiary to carry back, for United States federal, state, local or non-United States Tax purposes to any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) occurring on or after the Closing Date, except to the extent that the Equityholders would be materially adversely affected by such carryback. To the extent that any liability for which, but for such carryback, the Equityholders would be liable under Article X is thereby reduced or extinguished, the Equityholders covenant to pay to the Buyer, the Company, or the relevant Subsidiary, an amount equivalent to the liability that would otherwise have arisen under Article X. Any refunds of Taxes resulting from such carrybacks shall be for the benefit of the Buyer and the Company and such Subsidiary, and the Equityholders shall have no entitlement thereto
Section 8.10    Information Statement. Before Closing, the Company shall distribute to the Stockholders, an Information Statement, in form and substance reasonably satisfactory to Buyer, that complies with the Dissenters’ Rights Statute and accurately describes, in all material respects, all matters (including the material terms of the Merger and this Agreement and the appropriate financial information of the Company) necessary to allow the Stockholders, the Warrantholders and the Optionholders to make an informed decision of whether or not to accept the Merger Consideration, if any, to which such holder is entitled pursuant to this Agreement and/or waive or exercise appraisal or dissenters’ rights with respect to the Merger, or exercise Company Stock Options or Warrants, as applicable (the “Information Statement”). At least five Business Days prior to such distribution to the Stockholders, the Warrantholders and the Optionholders, the Company shall provide a draft of the Information Statement to the Buyer for its review and approval, which shall not be unreasonably withheld, conditioned or delayed.
Section 8.11    Termination of Stockholder Arrangements. Effective immediately before the Closing, the Company and the applicable Equityholders shall take such action to cause (i) each of the Stockholder Arrangements to be terminated in its entirety and (ii) the representations and warranties of the Company and observation rights of any stockholders of the Company under the Stockholder Purchase Agreement to be terminated and all indemnification obligations of the Company thereunder to be waived, and the Company shall deliver to the Buyer documentation, in form and substance reasonably satisfactory to the Buyer, evidencing the same.
Section 8.12    Option Termination. Prior to the Closing, the Company shall (a) take such action as is required to cancel all outstanding Company Stock Options effective on or prior to the Effective Time (including obtaining any Optionholders’ written consent with respect to any option agreement that does not provide for cancellation of the applicable Company Stock Option in connection with the Merger, which consent will be reasonably satisfactory to the Buyer in form and substance) and (b) cause each Stock Plan (and any other plan, program, agreement or arrangement described in Section 2.2(b)) to be terminated effective on or prior to the Effective

Time. Prior to the Closing, the Company shall deliver to the Buyer executed copies of the resolutions adopted by the Board of Directors of the Company effecting the termination of each Stock Plan (and any other plan, program, agreement or arrangement described in Section 2.2(b), as necessary), and executed copies of any Optionholder’s written consent that is necessary for effecting the cancellation of any Company Stock Options pursuant to Section 2.2(a).
Section 8.13     Notices to Warrantholders. The Company shall take such actions and provide such notices required in connection with this Agreement, the Merger and the transactions contemplated herein pursuant to the terms of each Preferred Stock Warrant.
Section 8.14    Employee Matters. Prior to the Closing, and notwithstanding any provision herein to the contrary, the Company’s Board of Directors shall adopt resolutions and take such other action as required for the termination of the Compensation and Benefit Plans that are intended to be qualified under Section 401(a) of the Code, if any (“Company Qualified Plans”), including such action as necessary to maintain the qualified status of such plans through the date of termination of such plans, which shall be effective on or before the date immediately preceding the date on which the Effective Time occurs. The Company shall deliver to the Buyer executed copies of the resolutions adopted by the Board of Directors of the Company showing that such Company Qualified Plans, if any, have been terminated in accordance with the applicable Company Qualified Plan document and applicable Law.
Section 8.15    Confidentiality.
(a)    From and after the Effective Time, each Equityholder and the Equityholders’ Representative will use commercially reasonable efforts, but in no event less than the same degree of care it uses with respect to its own confidential or proprietary information, to hold in confidence all confidential and proprietary information relating to the Company and its Subsidiaries and the transactions contemplated by, including the terms of, this Agreement; provided, however, that the foregoing shall not apply to information relating to the Company, its Subsidiaries or the transactions contemplated by, and the terms of, this Agreement that (i) was or becomes generally available to the public other than as a result of a disclosure by any Equityholder, the Equityholders’ Representative or their respective representatives; or (ii) becomes available to such Equityholder or the Equityholders’ Representative on a non-confidential basis after the Effective Time, provided that such source is not bound by a confidentiality agreement with the Buyer or the Company or any of its Subsidiaries or otherwise prohibited from disclosing the information. The foregoing covenant shall not apply (a) to the extent the disclosure of such information is necessary or appropriate (or is compelled by a Governmental Entity or Third Party discovery process) in connection with the prosecution or defense of any indemnification claim under Article X or in connection with any other dispute between the Buyer or any of its Affiliates or representatives, on the one hand, and any of the Equityholders or their respective representatives or the Equityholders’ Representative, on the other hand; provided, that such Equityholder or the Equityholders’ Representative provides Buyer with prompt written notice of such disclosure requirement such that Buyer has the ability to either seek appropriate protective relief from all or part of such disclosure requirement or waive such Equityholder’s or Equityholders’ Representative’s compliance with this Section 8.15(a) with respect to all or part of such disclosure requirement, (b) where such Equityholder is also an employee of the Surviving Corporation and must disclose such information in connection with performing his or her duties for the Surviving Corporation, (c) where such Equityholder must disclose such information in connection with the preparation of Tax returns with respect to such Equityholder, (d) to any communication or disclosure otherwise expressly allowed under this Agreement, (e) to any communications or disclosures by the Equityholders’ Representative to its attorneys, its accountants, its consultants, its agents and the Equityholders, in each case in accordance with fulfilling its duties and obligations as the Equityholders’ Representative or (f) to any communication or disclosure required by Law.
(b)    From and after the Effective Time, Buyer will use commercially reasonable efforts, but in no event less than the same degree of care it uses with respect to its own confidential or proprietary information, to hold in confidence and to cause its representatives and Affiliates (including the Company) to use commercially reasonable efforts to hold in confidence the terms of this Agreement related to any amounts payable to the Equityholders; provided, however, that the foregoing shall not apply to information that (i) was or becomes generally available to the public other than as a result of a disclosure by Buyer or its representatives or (ii) becomes available to Buyer on a non-confidential basis after the Effective Time, provided that such source is not bound by a confidentiality agreement with any Equityholder or otherwise prohibited from disclosing the information. The foregoing covenant shall not apply (a) to the extent the disclosure of such information is necessary or appropriate (or is compelled by a Governmental Entity or Third Party discovery process) in connection with the prosecution or defense of any indemnification claim under Article X or in connection with any other dispute between the Buyer or any of its Affiliates or representatives, on the one hand, and any of the Equityholders or their respective representatives or the Equityholders’ Representative, on the other hand; provided, that Buyer provides the Equityholders’ Representative with prompt written notice of such disclosure requirement such that the Equityholders have the ability to either seek appropriate protective relief from all or part of such disclosure requirement or waive Buyer’s compliance with this Section 8.16(b) with respect to all or part of such disclosure requirement, (b) to any communication or disclosure otherwise expressly allowed under this Agreement, or (c) to any communication or disclosure required by Law or stock exchange rule.
(c)    The previous Confidentiality Agreement dated October 15, 2014 between the Buyer and the Company is superseded by this Section 8.15.
Section 8.16     Termination of Certain Contracts. Effective immediately before the Closing, the Company shall cause each of the Contracts set forth on Schedule 8.16 to be terminated and the Company shall deliver to the Buyer documentation, in form and substance reasonably satisfactory to the Buyer, evidencing the same.
Section 8.17    Applicability of Section 280G; Section 280G Approval. The Company shall, prior to the Closing Date, provide to the Buyer a written certification in such form that is reasonably acceptable to the Buyer to the effect that the consummation of the transactions contemplated by this Agreement shall not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code. To the extent necessary to satisfy the certification requirements set forth in the immediately preceding sentence, the Company shall take all actions necessary to comply with the stockholder vote requirements needed to avail itself of the exemption in Section 280G(b)(5)

of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Vote”) with respect to any payments in respect of the change in control that otherwise would not be deductible pursuant to Section 280G of the Code. Before the Closing Date, the Company shall provide, or cause to be provided, to the Buyer a draft of the 280G Stockholder Vote related documents that are otherwise needed pursuant to this Section 8.17, including, but not limited to, any disclosure documents and “disqualified individual” waivers, and the Company shall incorporate any reasonable comments that are made by the Buyer to such documents.
Section 8.18    Tail Insurance; Indemnification of Company Directors.
(a)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing (i) directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form mutually acceptable to the Company and the Buyer which shall (A) provide such directors and officers with coverage for six years following the Effective Time equal to the greater of (1) the existing coverage under the directors’ and officers’ liability insurance coverage presently maintained by the Company or (2) $5,000,000, and (B) have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, and (ii) employment practices liability and fiduciary liability insurance coverage which shall provide such coverage for a period of three years following the Effective Time. The Company shall cause the premium and any other amounts payable with respect to such D&O Tail to be paid in full prior to the Closing Date.
(b)    For the six years following the Effective Time, the Buyer shall not, and shall cause the Surviving Corporation not to, cancel, amend or otherwise limit (i) the D&O Tail, (ii) the Company’s existing directors’ and officers’ liability insurance policy or (iii) any excess directors’ and officers’ liability insurance policies procured by the Company prior to the Closing, provided the premium and any other amounts payable with respect to such policies have been paid in full prior to the Closing Date (collectively, the “Excess Policy”). If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the surviving entity of the consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then and in each such case, the Buyer shall cause the D&O Tail and the Excess Policy to be transferred to such Person and shall cause such Person to assume all of the obligations of the Buyer and the Surviving Corporation set forth in this Section 8.18.
Section 8.19    Certificate Amendment. Within one Business Day following the announcement of the Merger in accordance with Section 8.8, the Company shall adopt and, prior to the Effective Time, shall file with the Secretary of State of the State of Delaware an Amendment to the Company’s Certificate of Incorporation in substantially the form attached hereto as Exhibit F (the “Certificate Amendment”).
Section 8.20    Appraisal and Dissenting Shares.
(a)    During the period prior to Closing and with respect to any Dissenters’ Claim, the Company shall negotiate in good faith with the Stockholder making any Dissenters’ Claim, and shall defend in good faith any Dissenters’ Claim in connection with any Proceeding related thereto.

(b)    All fees and expenses related to the negotiation, settlement or defense of a Dissenters’ Claim by the Company pursuant to paragraph (a) above shall either (i) be paid in full at or prior to the Closing or (ii) shall be considered “liabilities” for the purposes of Section 3.2.
(c)    The Buyer may participate in the negotiation, settlement or defense of any Dissenters’ Claim at the Buyer’s expense, and without any claim for indemnification by the Equityholders with respect to such expenses. The Company, in the negotiation, settlement or defense of any Dissenters’ Claim, shall not, except with the consent of the Buyer, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claiming Stockholder to the Company and the Buyer of a release from all liability in respect of such Dissenters’ Claim. The Company shall furnish promptly such information regarding the Dissenters’ Claim as the Buyer may reasonably request in writing. The Company shall keep the Buyer reasonably informed regarding the negotiation, settlement or defense of any Dissenters’ Claim by the Company pursuant to paragraph (a) above.
Section 8.21    Board Recommendation. Contemporaneously with the execution of this Agreement, the Company shall deliver to the Buyer a resolution of the Company’s Board of Directors duly adopted at a meeting called for such purpose recommending that all Equityholders vote in favor of the Merger and consent thereto (the “Board Recommendation”). Prior to the Closing, the Company shall cause the Board not to withdraw, amend or change such Board Recommendation.

ARTICLE IX.

CONDITIONS
Section 9.1    Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction, or waiver at or prior to the Closing by each Party, of each of the following conditions:
(a)    Governmental Consents. All filings required to be made prior to the Closing by the Company, the Buyer or Newco with, and all consents, approvals and authorizations required to be obtained prior to the Closing by the Company, the Buyer or Newco from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Buyer or Newco shall have been made or obtained, as the case may be.
(b)    No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
(c)    No Governmental Restriction. There shall not be any pending or threatened suit, action or Proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.2    Conditions to Obligations of the Buyer and Newco. The obligation of the Buyer and Newco to effect the Closing is also subject to the satisfaction, or waiver by the Buyer at or prior to Closing, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company and the Equityholders set forth in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by a Materiality Qualification, which portion shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date), and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect with respect to the representations and warranties of the Company.
(b)    Performance of Covenants and Obligations. The Company shall have performed in all material respects all covenants and obligations required to be performed by the Company under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect with respect to the covenants and obligations of the Company.
(c)    Employees. As of the Closing Date, all of the Key Employees who are offered employment by the Buyer, shall continue to be employees of the Company or its Subsidiaries as of the Closing Date, shall not have given the Company notice of their intent to terminate their employment with the Company, shall not have renounced or revoked any portion of his or her Employment Arrangements, shall have delivered the Buyer’s standard form of Employment, Confidential Information and Invention Assignment Agreement and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company certifying, to such officer’s knowledge, as to such matters.
(d)    Resignations. The Company shall have obtained duly executed resignation letters, in substantially the form attached hereto as Exhibit G, of all directors and officers of the Company and each of its Subsidiaries (solely in their capacities as such directors and officers), to be effective at the Effective Time, and delivered such resignation letters to the Buyer.
(e)    Corporate Records. The Company shall have delivered to the Buyer:
(i)    a certificate, duly executed by an authorized Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that:
(A)    (1) the Certificate of Incorporation and bylaws of the Company attached to such certificate are true and correct and are, and on the date of adoption of the resolutions referred to in clauses (3) and (4) below were (other than with respect to the Certificate Amendment), in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clauses (3) and (4) below; (2) no amendment to such Certificate of Incorporation or bylaws has occurred since the date of adoption of the resolutions referred to in clauses (3) and (4) below other than the Certificate Amendment; (3) the resolutions adopted unanimously by the Board of Directors of the Company authorizing this

Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and (4) the Stockholder Consent or the resolutions adopted by the stockholders, as applicable, authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted by the stockholders, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified;
(B)    the Company’s officers executing this Agreement and the other documents, agreements and instruments required to be executed and delivered by the Company pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures; and
(C)    The Information Statement has been personally delivered or distributed via email with receipt acknowledged or to the address on file in the Company’s records of all required recipients in accordance with Section 8.10;
(ii)    a certificate, duly executed by an authorized officer of each of the Company’s Subsidiaries, dated the Closing Date, to the effect that the organizational documents, as amended to date, of such Subsidiary attached to such certificate are true and correct and are in full force and effect in the form as attached to such certificate;
(iii)    a certified copy of the Certificate of Incorporation or other charter documents of the Company and, to the extent available and practicable, each of its Subsidiaries, certified by the appropriate governmental authority as of a date as near as practicable to the Closing Date;
(iv)    a certificate of good standing or the equivalent, as the case may be, with respect to the Company and, to the extent available and practicable, each of its Subsidiaries, issued by the appropriate governmental authority of their respective jurisdictions of incorporation and jurisdictions in which the Company and each of its Subsidiaries is qualified to do business as listed in Schedule 6.1(a); and
(v)    a certificate, duly executed by the Company’s controller, certifying the accuracy and completeness of the Estimated Calculation Schedules (it being understood that the receipt of same by the Buyer shall be deemed an agreement by Buyer that amounts set forth therein are accurate and shall not diminish Buyer’s remedies if any of such amounts is not accurate).
(f)    Receipt of Company Deliverables. The Company shall have delivered to the Buyer the deliverables set forth in Section 4.2.
(g)    Consents and Releases. All consents or actions of, or filings with or notices to, any Person or Governmental Entity listed in Schedule 9.2(g) (the “Material Required Consents”) and the 280G Stockholder Vote required in Section 8.17 shall have been obtained, made or given, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect. The Company shall have delivered executed copies of the Material Required Consents to the Buyer.
(h)    Significant Customers. None of the customers set forth on Schedule 9.2(h) shall have terminated, or provided notice of termination of or a material reduction in services under, its agreements with the Company or its Subsidiaries or terminated or otherwise cancelled or materially reduced any obligations of the Company or its Subsidiaries pursuant to any statement of work under such agreements (other than by reason of satisfactory completion of such services by the Company or its Subsidiaries) or otherwise, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.
(i)    No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.
(j)    Letters of Transmittal.
(i)    The Buyer shall have received a properly completed and executed Letter of Transmittal from each of the Equityholders that is an employee of the Company who holds Company Stock;
(ii)    The Buyer shall have received a properly completed and executed Stockholder Consent from Equityholders representing, in the aggregate, at least 90% of the voting power of the Company Stock; and
(iii)    The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company certifying that the conditions set forth in this Section 9.2(j) have been satisfied.
(k)    Release of Liens. The Buyer shall have received duly and validly executed copies of all agreements, instruments, certificates and/or other documents, in form and substance reasonably acceptable to Buyer, to evidence the release of all Encumbrances set forth in Schedule 9.2(k) hereto.
(l)    Company Qualified Plans and Stock Plans. To the extent requested by the Buyer, the Company shall have terminated its Company Qualified Plans and Company Stock Plans.
(m)    Indebtedness Arrangements.
(i)    Buyer shall reached an agreement, in Buyer’s satisfaction and discretion, with Silicon Valley Bank regarding the assumption of the Assumed Indebtedness; and
(ii)    The Company shall be in compliance in all material respects with the terms of the Buyer Loan.

(n)    Joinder Agreements. Each Equityholder receiving Merger Consideration pursuant to Article II and Section 3.1 hereof shall have executed and delivered to the Buyer a Release, Joinder and Waiver Agreement in the form attached hereto as Exhibit H (a “Joinder Agreement”).
Section 9.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Buyer and Newco set forth in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by a Materiality Qualification, which portion shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date), and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer and on behalf of Newco by an officer of Newco to such effect.
(b)    Performance of Covenants and Obligations. Each of the Buyer and Newco shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer and on behalf of Newco by an officer of Newco to such effect.
ARTICLE X.

INDEMNIFICATION
Section 10.1    Indemnification.
(a)    Indemnification by the Equityholders. Subject to the limits set forth in this Article X, from and after the Closing, each Equityholder shall, severally with respect to such Equityholder’s Pro Rata Portion of any Losses (except as set forth below), indemnify, defend and hold harmless the Buyer and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, stockholders, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against, and pay or reimburse the Buyer Indemnified Persons for, any and all claims, causes of action, judgments, liabilities, obligations, damages, losses, costs, penalties, interest and expenses, including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses (including those incurred in connection with the prosecution or defense of the indemnifiable claim, to the extent provided in this Article X, and those incurred in connection with the enforcement of this provision, whether or not related to a Third Party Claim) (collectively, the “Losses”), to the extent arising out of, related to or in connection with:
(i)    (A)    any (i) breach of any representation or warranty made by the Company contained in this Agreement (as modified by the Disclosure Schedule) or (ii) any inaccuracy of any statement made by the Company contained in the certificates required to be delivered by the Company (or an officer thereof in his or her capacity as such) pursuant to Section 3.2(b), Section 3.4(a) or Section 9.2 of this Agreement); or
(B)    any breach of any representation or warranty made by such Equityholder contained in this Agreement (as modified by the Disclosure Schedule) or the Letter of Transmittal delivered by such Equityholder (the “Equityholders’ Representations and Warranties”);
(ii)    (A)    any breach of any covenant or agreement contained in this Agreement or any other Transaction Agreement by the Company (to the extent such covenant or agreement is to be performed on or prior to the Closing Date) or by the Equityholders’ Representative prior to or after the Closing Date of any such agreement to which the Equityholders’ Representative is a party; or
(B)    any breach of any covenant or agreement (I) contained in this Agreement by such Equityholder or (II) contained in the Letter of Transmittal delivered by such Equityholder (the “Equityholders’ Covenants”);
(iii)    any claims relating to the appointment by the Equityholders of the Equityholders’ Representative, any dispute regarding the authority of the Equityholders’ Representative to bind or represent any Equityholder or the exercise of the authority of the Equityholders’ Representative;
(iv)    to the extent not covered by any Excess Policy, any claims by any officer, director, employee or other agent of the Company or any Subsidiary for indemnification required under the Company’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational document or under any indemnification agreement or otherwise by reason of the fact that the individual was an officer, director, employee or other agent of the Company or any Subsidiary for acts or omissions occurring prior to the Closing;
(v)    any claims by equity holders or employees, or former equity holders or employees, or any Persons claiming to be an equity holder, in each case of the Company, relating to:
(A)    any claims against the Company, its Board of Directors or its management arising prior to the Closing, including any claims relating to the authorization and approval of any prior financings or related documents or this Agreement, the Merger and the other transactions contemplated herein;
(B)    the exercise of dissenters’, appraisal or similar rights;
(C)    any alleged right to receive any securities, options, cash or other consideration not provided pursuant to this Agreement in connection with the Merger, including any claims relating to the Stock Plans or any warrants; or

(D)    the Information Statement, including any claims relating to any untrue statement or alleged untrue statement of a material fact contained in the Information Statement, or in any amendment or supplement thereto, or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(vi)    any claim relating to (A) any commission, finder’s fees or other payment for services rendered as a broker, finder or other advisor on behalf of the Company or any Equityholder, or (B) any Equityholder-paid Transaction Expenses that are unpaid at the Closing;
(vii)    other than Taxes to the extent included in the calculation of the Final Working Capital, without duplication, Taxes imposed on the Company or its Subsidiaries with respect to any Pre Closing Period, including all Taxes imposed on the income, revenues and receipts generated by the operation or ownership of the businesses and assets of the Company and its Subsidiaries during any Pre Closing Period, all Taxes on any income resulting from any election by the Company or any of its Subsidiaries under Section 108(i) of the Code on or prior to the Closing Date,, and any Transfer Taxes to the extent the Equityholders are liable pursuant to Section 8.9(e); and
(viii)    any Indebtedness or Equityholder-paid Transaction Expenses, that, in each case, are not accounted for in the Closing Adjustment Amount.
For the avoidance of doubt, the Parties agree that, with respect to Section 10.1(a)(i)(B) and Section 10.1(a)(ii)(B), (i) any breach of any representation or warranty made by any Equityholder in the capacity as an Equityholder contained in (A) Article V of this Agreement or (B) in any other document or agreement executed and delivered in connection with this Agreement or (ii) any breach of any covenant or agreement made by any Equityholder in the capacity as an Equityholder contained in (A) this Agreement or (B) in any other document or agreement executed and delivered in connection with this Agreement, a Buyer Indemnified Person may seek indemnification for Losses for such breach only from such Equityholder (and is entitled to seek indemnification directly from such Equityholder).
For purposes of allocating the amount of Taxes of the Company and its Subsidiaries for a Straddle Period under this Agreement to the Pre Closing Period and the Post Closing Period: (A) in the case of Taxes other than gross receipts, income, payroll or similar Taxes (e.g., property or ad valorem Taxes), the amount of Taxes for the Pre Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre Closing Period and the denominator of which is the number of days in the Straddle Period; and (B) in the case of any gross receipts, income, payroll or similar Taxes, (i) the amount of Taxes for the Pre Closing Period shall be computed as if such Straddle Period ended, and the books of the Company and its Subsidiaries closed, as of the Effective Time, and in the case of any amounts attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity (as well as the taxable period of the Company and its Subsidiaries) ended as of the Effective Time, and (ii) deductions for depreciation or amortization, and any exemptions or allowances provided for under applicable Tax Laws that are a fixed dollar amount, or that are calculated or provided for on an annual basis, shall be apportioned on a time basis by assuming that an equal portion of such deductions, exemptions or allowances for the entire Straddle Period is allocable to each day in such Straddle Period.
(b)    Indemnification by the Buyer. Subject to the limits set forth in this Section 10.1, from and after the Closing, the Buyer and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the Equityholders and their Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Company Indemnified Persons”) from and against, and pay or reimburse the Buyer Indemnified Persons for, any and all Losses to the extent arising out of, relating to or in connection with:
(i)    any (A) breach of any representation or warranty made by the Buyer or Newco, as applicable, contained in this Agreement or (B) any inaccuracy of any statement made by the Buyer or Newco contained in a certificate required to be delivered by the Buyer or Newco (or an officer thereof) pursuant to pursuant to Section 9.3 of this Agreement;
(ii)    any breach of any covenant or agreement contained in this Agreement by the Buyer or Newco; or
(iii)    any claim relating to any commission, finder’s fees or other payment for services rendered as a broker, finder or other advisor on behalf of the Buyer or Newco.
(c)    Certain Limitations. Notwithstanding any provision in this Article X to the contrary:
(i)    Except in the case of (A) fraud, willful misconduct or intentional misrepresentation, (B) any breach of any of the representations and warranties set forth in Section 5.1 (Organization; Authority), Section 5.3 (Ownership Interests), Section 5.5 (Brokers and Finders), Section 6.1 (Organization; Authority; Due Execution), Section 6.4 (Subsidiaries; Equity Investments) Section 6.5 (Capitalization), Section 6.14 (Tax Matters), Section 6.16 (Employee Benefits) Section 6.24 (Brokers and Finders), Section 7.1 (Organization of the Buyer and Newco), Section 7.2 (Authority; Due Execution), and Section 7.6 (Brokers and Finders) (collectively, the “Fundamental Representations”), (C) the matters set forth in Section 10.1(a)(vii), (D) the matters set forth in Section 10.1(a)(ii) or (E) adjustments to the Merger Consideration made pursuant to Section 3.2, Section 3.4 or Section 10.1(a)(viii), no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to Section 10.1(a)(i) or the Company Indemnified Persons pursuant to Section 10.1(b)(i), as the case may be, unless the amount of such Indemnified Parties’ aggregate Losses equals or exceeds $25,000 (the “Threshold Amount”). If the aggregate amount of Losses recoverable by Indemnified Party pursuant to Section 10.1(a)(i) or Section 10.1(b)(i), as the case may be, equals or exceeds the Threshold Amount, then the limitations set forth in this Section 10.1(c)(i) shall no longer apply (meaning, for the avoidance of doubt, that the Buyer Indemnified Persons or the Company Indemnified Persons, as applicable may recover such Losses from the first dollar).

(ii)    Except with respect to Losses arising out of, relating to or in connection with (A) fraud, willful misconduct or intentional misrepresentation; (B) any breach by the Company or any of the Equityholders of any Fundamental Representations; or (C) any claims relating to Section 10.1(a)(ii), (iii), (iv), (v), (vi), (vii) or (viii), the aggregate amount of Losses Buyer may recover to satisfy claims for indemnification pursuant to Section 10.1(a)(i) is limited to the General Cap.
(iii)    Except for Losses arising out of, relating to or in connection with fraud, willful misconduct or intentional misrepresentation, in no event shall the aggregate Losses recoverable by the Company Indemnified Persons pursuant to this Agreement exceed the aggregate Merger Consideration.
(iv)    In connection with any claim for indemnification for which Buyer Indemnified Persons are entitled to indemnification pursuant to Section 10.1(a) and subject to the limits set forth in this Article X, except with respect to Losses arising out of, relating to or in connection with fraud, willful misconduct or intentional misrepresentation (which are subject to the applicable limitations set forth in the following two sentences), in no event shall the aggregate Losses recoverable by the Buyer Indemnified Persons exceed the aggregate Merger Consideration and in no event shall any Equityholder be liable for any Losses in excess of such Equityholder’s Pro Rata Portion of the aggregate Merger Consideration. The aggregate Losses recoverable by the Buyer Indemnified Persons in connection with claims arising out of fraud, willful misconduct or intentional misrepresentation of the Company shall be limited to $15,000,000 (the “Company Fraud Cap”), and in no event shall any Equityholder be liable for any Losses in excess of such Equityholder’s Pro Rata Portion of the Company Fraud Cap. The aggregate Losses recoverable by the Buyer Indemnified Persons against any Equityholder in connection with claims arising out of fraud, willful misconduct or intentional misrepresentation of such Equityholder shall not be subject to the Company Fraud Cap and shall be unlimited.
(d)    Survival Generally. Except as provided in Section 10.1(e), liability for (i) breaches of representations and warranties of the Parties contained in this Agreement other than as provided in (ii) and (iii) of this Section 10.1(d) shall terminate on the date that is 12 months immediately following the Closing Date; (ii) breaches of any of the representations and warranties set forth in Section 6.12 (Environmental Matters) shall terminate on the date that is 30 days following the date when such claims are barred by the applicable statute of limitations; (iii) breaches of any Fundamental Representations contained in this Agreement shall survive the Closing indefinitely;  (iv) breaches of the covenants and agreements of the Parties contained in this Agreement requiring performance (x) prior to the Closing, shall terminate on the date that is 12 months immediately following the Closing, and (y) after the Closing, shall survive the Closing and terminate when barred by the applicable statute of limitations; and (v) all claims for fraud, willful misconduct and intentional misrepresentation shall survive the Closing and terminate on the date that is 30 days following the date such claims are barred by the applicable statute of limitations. Notwithstanding any provision of this Agreement to the contrary, the right of a Person to any remedy pursuant to this Article X shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the waiver of any closing condition contained in this Agreement.
(e)    Other Survival. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations (A) of the Equityholders (i) pursuant to Section 10.1(a)(i)(B) for breach of a representation or warranty shall survive the Closing and terminate on the date that liability for breaches of the applicable representation or warranty terminates pursuant to Section 10.1(d); (ii) pursuant to Section 10.1(a)(ii)(B) shall survive the Closing and terminate on the date that liability for breaches of the applicable covenant terminates pursuant to Section 10.1(d); (iii) pursuant to Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), and Section 10.1(a)(viii) shall survive the Closing and terminate on the date that is 30 days following the date when barred by the applicable statute of limitations; and (B) of the Buyer and the Surviving Corporation (i) pursuant to Section 10.1(b)(i)(B) shall survive the Closing and terminate on the date that liability for breaches of the applicable covenant terminates pursuant to Section 10.1(d); and (ii) pursuant to Section 10.1(b)(iii) shall survive the Closing and terminate on the date that is 30 days following the date when barred by the applicable statute of limitations.
(f)    Claims for Indemnification. No Party or other Indemnified Party shall be entitled to indemnification pursuant to this Agreement for a claim unless such Party or other Indemnified Party has given written notice of such claim for indemnification within the survival periods specified in Section 10.1(d) or Section 10.1(e), as applicable; provided, however, that the indemnification obligations with respect to any claim of a breach of any representation or warranty made prior to the expiration of the applicable survival period shall survive until such claim is finally resolved in accordance with the provisions of this Article X. The Parties specifically intend that the statutory limitation periods with respect to any claims arising in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement are superseded and replaced by the Parties’ agreement in Section 10.1(d), Section 10.1(e) and this Section 10.1(f).
(g)    Notice and Opportunity to Defend. If there occurs an event that a Buyer Indemnified Person or a Company Indemnified Person, as applicable (an “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 10.1(a) or Section 10.1(b), the Indemnified Party seeking indemnification shall notify the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than 5 days after such Indemnified Party receives written notice in the case of a Third Party Claim, of any such claim, event or matter as to which indemnity may reasonably be expected to be sought in good faith; provided that the failure of the Indemnified Party to give notice as provided in this Section 10.1(g) shall not relieve any Indemnifying Party of its obligations under Section 10.1, except to the extent that such failure prejudices the rights of any such Indemnifying Party or to the extent that such failure increases the Losses for which the Indemnifying Party is required to provide indemnification. Any notice of a claim, event or matter as to which indemnity may be sought shall include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material, non-privileged documentation reasonably accessible to or in the possession of the Indemnified Party that the Indemnified Party believes supports such claim for indemnification, and a good faith estimate of the amount of Losses incurred or which reasonably could be expected to be incurred by the Indemnified Party in connection with such claim.
(h)    Third Party Claims. In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a Party or an Affiliate of a Party (or a successor to a Party or an Affiliate of a successor to a Party) which is or gives rise to an indemnification claim (a “Third Party Claim”), the Indemnifying Party may elect to indemnify the Indemnified Party therefor and to assume the defense of any such claim or any litigation resulting therefrom, but only if (i) counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party notifies the Indemnified Party in writing within 30 days (or sooner, if the nature of the Third Party Claim so requires) after the Indemnified Party has given written notice to the Indemnifying Party of the Third Party Claim in accordance with the requirements of Section 10.1(g) that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from the Third Party Claim (to the extent related to a liability for which the Indemnified Party is entitled to indemnification under this Article X); (iii) the Indemnifying Party provides the Indemnified Party with adequate assurance reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iv) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against an Indemnified Party; (v) the Third Party Claim is not made by a customer of the Company; and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party assumes the defense of any such claim or litigation arising therefrom, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party or that are reasonably relevant to such claim or litigation, and making employees available on a mutually convenient basis during normal business hours to provide reasonable additional information and explanation of any material provided hereunder. The Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice. The Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice for each applicable jurisdiction (if more than one jurisdiction is involved), to represent the Indemnified Party if (i) in the Indemnified Party’s reasonable judgment, based on advice of counsel, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party is not permitted to defend the Third Party Claim as provided above in this section, or (iii) the Indemnifying Party fails to assume the defense of such Third Party Claim or otherwise fails to perform its obligations or satisfy the conditions with respect thereto as provided above in this section, in which case, the Indemnified Party may defend such Third Party Claim on behalf of the Indemnifying Party. The Indemnifying Party, in the defense of any such Third Party Claim, shall not, except with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim. The Indemnified Party shall have no liability with respect to any such judgment or settlement effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not consent to entry of any judgment or settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall have no liability with respect to any consent to entry of any judgment, compromise or settlement thereof effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each Indemnified Party shall furnish promptly such information regarding itself or the Third Party Claim as the other Party may reasonably request in writing and as shall be reasonably required in connection with the defense of any Third Party Claim.
(i)    Direct Claims. If an Indemnified Party believes in good faith that it is entitled to indemnification from the Indemnifying Party for Losses unrelated to Third Party Claims (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party thereof in accordance with Section 10.1(g). If the Indemnifying Party disputes the Direct Claim, the Indemnifying Party shall notify the Indemnified Party of such disagreement within 30 days after receiving the Indemnified Party’s notice of a claim. Thereupon, the Indemnified Party and the Indemnifying Party will, during the 30 day period following delivery of the Indemnifying Party’s notice of dispute of the Direct Claim to the Indemnified Party, negotiate in good faith to resolve their differences with respect to the Direct Claim. If the dispute is not resolved within such 30 day period, the Indemnified Party and the Indemnifying Party shall discuss in good faith the submission of the dispute to mediation, and in the absence of an agreement by the Indemnified Party and the Indemnifying Party to such mediation, such dispute shall be resolved in a state or federal court sitting in the State of Texas pursuant to Section 12.3. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Direct Claim or fails to notify the Indemnified Party within 30 days after receipt of notice of a Direct Claim by the Indemnifying Party that the Indemnifying Party disputes the Direct Claim, the Losses in the amount specified in such notice of such Direct Claim will be conclusively deemed a liability of the Indemnifying Party. Upon resolution of the dispute, by agreement of the Indemnified Party and the Indemnifying Party, mediation or litigation, or if the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Direct Claim or fails to notify the Indemnified Party within 30 days after receipt of notice of a Direct Claim by the Indemnifying Party that the Indemnifying Party disputes the Direct Claim, the final Direct Claim amount, if any, shall be paid by the Indemnifying Party within 30 days after resolution of such dispute.
(j)    Calculation of Losses. For purposes of this Article X, the amount of a Loss for which a Buyer Indemnified Person is entitled to indemnification shall be determined, in each case, as if no Materiality Qualifications were included in any representation or warranty in Article V or Article VI or any Letter of Transmittal or any statement contained in any certificate required to be delivered pursuant to this Agreement. For the avoidance of doubt, the disregarding of Materiality Qualifications pursuant to the preceding sentence shall only relate to the determination of the amount of Loss, not to whether there was a breach of such representation, warranty or statement.
(k)    No Right of Contribution from the Company. Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law, common law or otherwise, from and after the Closing Date (i) the Company shall not be liable or otherwise responsible to the Equityholders as (and the Equityholders are deemed to fully and forever release and discharge the Company as) a co-warrantor or co-obligor, for contribution or otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by the Company prior to the Closing of this Agreement in connection with the transactions contemplated hereby and (ii) the Equityholders’ liabilities, obligations and responsibilities to the Buyer arising under or in connection with this Agreement and the transactions contemplated hereby shall not be decreased, diminished or otherwise affected in any respect or in any manner or otherwise subject to any set off, counter claim or any other adjustment on account of the limitation of the liability of the Company as described in clause (i) of this sentence.
(l)    Insurance Recoveries. The aggregate liability of the Equityholders for all Losses shall be reduced by the net amount of (i) any proceeds of insurance received by a Buyer Indemnified Person from non-Affiliate third parties in connection with a claim for indemnification by such Buyer Indemnified Person, minus (ii) any reasonable and documented costs and expenses incurred directly in connection with the recovery of such amounts and the net present value of any increases in premiums which the insurance carrier or its representative confirms are a result of such claim or the matter to which such claim relates.
Section 10.2    Sole Remedy. From and after the Closing, except with respect to (i) adjustments with respect to Working Capital to be effected pursuant to Section 3.2 or to the Closing Adjustment Amount to be effected pursuant to Section 3.4; (ii) any claims for fraud, willful misconduct and intentional misrepresentation; or (iii) remedies of specific performance, injunction or other equitable relief, the indemnification provided for in this Article X shall provide the sole and exclusive remedy with respect to any and all Losses arising under this Agreement.
Section 10.3    Tax Treatment of Indemnity Payments. To the extent permitted under applicable Laws, all indemnification payments under this Article X shall be deemed adjustments to the consideration paid by Buyer to the Equityholders in exchange for shares of Company Stock pursuant to Section 3.1 for United States federal, state and local income Tax purposes. The amount of any indemnity claim under this Article X shall be reduced by the amount of any Tax refund or reduction in the amount of Tax payable by any Indemnified Party arising from the incurrence or payment of the Losses that gave rise to such claim (a “Net Tax Benefit”), provided that the amount of any such Net Tax Benefit shall be equal to the actual amount of any Tax benefit actually realized by the Indemnified Party claiming such Losses for the year such Losses were incurred by such Indemnified Party reduced by the actual amount of any Tax detriment actually realized by the Indemnified Party claiming such Losses for the year such Losses were incurred; and provided further that any such Net Tax Benefit so determined shall not be less than zero (0).
Section 10.4    Other Matters. Each Indemnified Party shall make commercially reasonable efforts to mitigate any Losses that an Indemnified Party asserts under this Article X after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, however, that nothing in this Section 10.4 shall be construed to require the Indemnified Party to (i) resort to litigation or arbitration with respect to any Person or (ii) otherwise take any adverse action with respect to any current customer of, or supplier to, the Indemnified Party or any of its Affiliates (including the Company and its

Subsidiaries) in connection herewith. For the avoidance of doubt, the Buyer shall not be considered to have breached the immediately preceding sentence as a result of (i) any audit, review or investigation the Buyer or any of its Affiliates may undertake with respect to the Company or its Subsidiaries, or (ii) any reporting, registration or representation the Buyer or any of its Affiliates may make to any Governmental Entity with respect thereto.
Section 10.5    Release. Each Equityholder, on behalf of such Equityholder, anyone claiming through such Equityholder (including such Equityholder’s Affiliates) and the respective heirs, executors, personal representatives, beneficiaries, successors and assigns of each of the foregoing (collectively, the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Buyer Indemnified Parties and each Affiliate of any of the foregoing, each current and former equity holder, director, officer, employee and agent of any of the foregoing and the respective heirs, executors, personal representatives, successors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, damages, losses, liabilities, costs and expenses of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which any Releasing Party has, ever had or may have against any Released Party by reason of any matter, cause or thing existing as of the Closing Date or arising out of events occurring or conditions existing on or prior to the Closing Date. Each Releasing Party hereby irrevocably agree not to assert, directly or indirectly, any claim or demand, or to commence, institute or cause to be commenced or instituted, any proceeding of any kind against any Released Party with respect to the foregoing. Notwithstanding the foregoing, the foregoing shall not constitute a release of claims with respect to (i) any claim for indemnification or other remedy to which the Releasing Party is entitled under this Agreement, (ii) any claims that the Releasing Party may have for indemnification under (A) the D&O Tail or (B) any indemnification agreement with the Company, as applicable, relating to the Releasing Party’s service as an officer, director, employee or agent of the Company or its Subsidiaries (but specifically excluding any claim for indemnification relating to any liability of the Releasing Party to any other Party arising out of the Transactions contemplated by this Agreement), (iii) to the extent the Releasing Party is an employee of the Company or any Subsidiary, any claims for accrued but unpaid compensation with respect to services actually provided during the most recent pay period prior to the Closing by such Releasing Party, including salary, benefits and reimbursements of expenses incurred and otherwise reimbursable in accordance with the Company’s or any Subsidiary’s policies, as applicable during such period and (iv) to the extent the Releasing Party is an employee of the Company or any Subsidiary, any amounts owed to such Releasing Party under employee benefit plans of the Company or any Subsidiary, as applicable, through the Closing Date.
The Equityholder on behalf of both himself, herself or itself and its Releasing, acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Equityholder, on behalf of both himself, herself or itself and the Releasing Parties, hereby waives and relinquishes any rights and benefits that they may have under Section 1542 of the Civil Code of the State of California or any similar statute or common law principle of any jurisdiction. The Equityholder, on behalf of both himself, herself or itself and the Releasing Parties, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that such Equityholder or Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Equityholder’s and the Releasing Parties’ intention to fully and finally and forever settle and release any and all claims (other than the non-released claims specifically set forth above in this Section) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.
ARTICLE XI.

DEFINITIONS
Section 11.1    Definitions. For purposes of this Agreement:
“280G Stockholder Vote” has the meaning set forth in Section 8.17.
“Advisory Group” has the meaning set forth in Section 12.12(c)(vi).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Affiliate Arrangements” has the meaning set forth in Section 6.23(a).
“Aggregate Exericse Price of Series F Warrants” means the aggregate exercise price of all Series F Warrants outstanding immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Arbitrating Accountant” has the meaning set forth in Section 3.2(e).
“Assumed Indebtedness” means the Indebtedness of the Company that the Buyer agrees to assume or repay, without adjustment to the Merger Consideration, pursuant to this Agreement, which consists of, and is limited to, the Indebtedness set forth on Schedule 3.1B hereto.
“Board Recommendation” has the meaning set forth in Section 8.21

“Bridge Debt” means the Indebtedness of the Company pursuant to those certain Promissory Notes issued by the Company to certain Equityholders, each dated as of October 17, 2014 and in an aggregate principal amount of $500,000.
“Bridge Debt Payment” has the meaning set forth in Section 3.1
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Austin, Texas are authorized or obligated by law or executive order to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer-Funded Payroll Expenses” means all payroll and employee benefits expenses, including without limitation salary, paid time off, withholding taxes or other payroll taxes, of the Company that are paid by the Buyer on the Company’s behalf.
“Buyer Indemnified Persons” has the meaning set forth in Section 10.1(a).
“Buyer Loan” means that certain loan extended by the Buyer to the Company pursuant to (1) that certain Subordinated Secured Promissory Note and (2) that certain Security Agreement, each dated November 10, 2014 between the Buyer and the Company (subject to the terms thereof).
“Buyer Material Adverse Effect” means any change, event, circumstance or effect (whether alone or together with other changes, events, circumstances or effects) that is or would reasonably be expected to be materially adverse to Buyer’s ability to consummate the transactions contemplated by this Agreement; provided, however, that the term “Buyer Material Adverse Effect” shall not include any change, event, circumstance or effect resulting from (i) any change in general economic conditions or financial, banking or securities markets or the industry in which the Buyer operates, to the extent such change does not affect the Buyer in a disproportionate manner relative to similarly situated companies in the Buyer’s industry; (ii) any public announcement of the transactions contemplated by this Agreement or that the Buyer or any of its Affiliates is a potential acquirer of the Company or any of its Subsidiaries; (iii) any loss of any customers or strategic relationships; (iv) the outbreak or escalation of hostilities involving the United States, the declaration by a Governmental Entity of a state of emergency or of any other similar calamity, including an act of terrorism, to the extent such change does not affect the Buyer in a disproportionate manner relative to similarly situated companies in the Buyer’s industry; (v)  the failure by the Company or any of its Affiliates to comply with the terms of or to take actions required by this Agreement; (vi) any action taken by the Company, any of its Subsidiaries or any of their respective Affiliates, provided that such action is the primary cause of such change, event, circumstance or effect, (vii) changes in GAAP after the date of this Agreement; or (viii) any change in Law or the interpretation thereof.
“Buyer Transaction Agreements” means any agreements, instruments, or documents required to be executed by the Buyer or Newco pursuant to the provisions of this Agreement.
“Buyer’s knowledge” means, as of the date of this Agreement or as of the Closing Date, a fact, event, circumstance or occurrence shall be within the “Buyer’s knowledge” if such fact,

event, circumstance or occurrence is on such date actually known by Pardeep Kohli or Terry Hungle or would have been known by such persons if he or she had made a reasonable inquiry of the individuals employed by the Company or its Subsidiaries charged with administrative or operational responsibility for the matter(s) in question
“Calculation Time” means 8:00 a.m. Central Daylight Time on the Closing Date.
“Certificate Amendment” has the meaning set forth in Section 8.19.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on January 17, 2014.
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Certificates” means certificates representing shares of Company Stock.
“Closing” has the meaning set forth in Section 4.1.
“Closing Adjustment Amount” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Closing Date Calculation Schedule” has the meaning set forth in Section 3.4(b).
“Closing Date Working Capital Statement ” has the meaning set forth in Section 3.2(c).
“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.
“Common Stock” has the meaning set forth in Section 6.5(a)(i).
“Company” has the meaning set forth in the Preamble.
“Company Fraud Cap” has the meaning set forth in Section 10.1(c)(iv).
“Company Indemnified Persons” has the meaning set forth in Section 10.1(b).
“Company Leased Property” has the meaning set forth in Section 6.11.
“Company Leases” has the meaning set forth in Section 6.11.
“Company Material Adverse Effect” means any change, event, circumstance or effect (whether alone or together with other changes, events, circumstances or effects) that is or would reasonably be expected to be materially adverse to the financial condition, properties, assets (including intangible assets), prospects or business (assuming the Company remains standalone) of the Company; provided, however, that the term “Company Material Adverse Effect” shall not include any change, event, circumstance or effect resulting from (i) any change in general economic conditions or financial, banking or securities markets or the industry in which the Company operates, to the extent such change does not affect the Company in a disproportionate manner relative to similarly situated companies in the Company’s industry; (ii) any public announcement of the transactions contemplated by this Agreement or that the Buyer or any of its Affiliates is a potential acquirer of the Company or any of its Subsidiaries; (iii) the outbreak or material escalation of hostilities involving the United States, the declaration by a Governmental Entity of a state of emergency or of any other similar calamity, including an act of terrorism, to the extent such change does not affect the Company in a disproportionate manner relative to similarly situated companies in the Company’s industry; (iv) the failure by Buyer, Newco or any of their respective Affiliates to comply with the terms of or to take actions required by this Agreement; (v) any action taken by the Buyer, Newco or any of their respective Affiliates, provided that such action is the primary cause of such change, event, circumstance or effect, (vi) changes in GAAP after the date of this Agreement; or (vii) any change in Law or the interpretation thereof.
“Company Owned Software” has the meaning set forth in Section 6.17(i).
“Company Products” has the meaning set forth in Section 6.17(i).
“Company Qualified Plans” has the meaning set forth in Section 8.14.
“Company Stock” means, collectively, the Common Stock and the Preferred Stock.
“Company Stock Option” has the meaning set forth in Section 2.2(a).
“Company Tax Return” has the meaning set forth in Section 6.14(a).
“Company Transaction Agreements” means any agreements, instruments, or documents required to be executed by the Company on or prior to the Closing pursuant to the provisions of this Agreement and specifically identified herein.
“Company’s knowledge” means, as of the date of this Agreement or the Closing Date, a fact, event, circumstance or occurrence shall be within the “Company’s knowledge” if such fact, event, circumstance or occurrence is on such date actually known by Vikash Varma, Dilip Pillaipakam, Mark Verdun, Paul Cianci, Ash Nangia Ashim Roy, Sudhakar Padala or Dan Scott, or would have been known by such persons if he or she had made a reasonable inquiry of the individuals employed by the Company or its Subsidiaries charged with administrative or operational responsibility for the matter(s) in question.
“Compensation and Benefit Plan” means any (i) bonus, vacation entitlement, commission, fee, directors compensation, stock option, stock purchase, incentive compensation, deferred compensation, employment, consultant, change in control, retention, severance, unemployment compensation or other similar compensation or benefits for any current or former employee, director, officer, consultant or agent of the Company or its Subsidiaries or ERISA Affiliates, whether written or unwritten, registered or unregistered, (ii) retirement, pension, stock bonus, profit sharing, supplementary retirement, excess benefit, savings or similar benefit for any current or former employee, director, officer, consultant or agent of the Company or its Subsidiaries or ERISA Affiliates, whether written or unwritten, registered or unregistered, or (iii) insurance, health, welfare, disability, travel, hospitalization, medical, dental, dependent care, long term nursing care, legal, counseling, eye care, fringe benefits or other similar benefits for any current or former employee, director, officer, consultant or agent of the Company or its Subsidiaries or ERISA Affiliates, whether written or unwritten, registered or unregistered, and in all cases with respect to (i) through (iii), where such arrangements are subject to the Code, ERISA or any other U.S. Laws.
“Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.
“Copyrights” means all copyrights (registered or otherwise, including moral rights of authors) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.
“D&O Tail” has the meaning set forth in Section 8.18(a).
“Deferred Revenue Schedule” has the meaning set forth in Section 3.4(a)(viii).
“Designated Limited License Software” has the meaning set forth in Section 6.17(q)(i).
“DGCL” means the General Corporation Law of the State of Delaware.
“Direct Claim” has the meaning set forth in Section 10.1(i).
“Disclosure Schedule” has the meaning set forth in Section 12.14.
“Dispute” has the meaning set forth in Section 3.2(d).
“Dispute Notice” has the meaning set forth in Section 3.2(d).
“Dispute Period” has the meaning set forth in Section 3.2(d).
“Dissenters’ Claim” has the meaning set forth in Section 2.1(f).
“Dissenters’ Rights Statute” has the meaning set forth in Section 2.1(f).
“Dissenting Shares” has the meaning set forth in Section 2.1(f).
“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debt.
“Effective Time” has the meaning set forth in Section 1.2.
“Employment Arrangements” means the applicable offer letters, retention agreements, conditions of employment, intellectual property agreements, non-competition agreements, data privacy agreements, and related agreements and documents, provided to the Key Employees prior to the date of this Agreement, between the Buyer or its Affiliates and the Key Employees.

“Encumbrance” means any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, title defect, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set-off or similar restriction, whether arising by agreement, statute or otherwise.
“Entity” means a corporation, limited liability company, association, joint stock company, trust, partnership, joint venture, unincorporated organization or any other legal entity.
“Environmental Law” has the meaning set forth in Section 6.12(a).
“Environmental Liability” has the meaning set forth in Section 6.12(i).
“Equityholder Consideration” has the meaning set forth in Section 3.1.
“Equityholder-Paid Transaction Expenses” shall mean any amount of Transaction Expenses in excess of the Transaction Expense Allowance.
“Equityholder Transaction Agreements” means any agreements, instruments, or documents required to be executed by the Equityholders pursuant to the provisions of this Agreement.
“Equityholders” means the holders of the outstanding shares of Common Stock, Preferred Stock, in-the-money Warrants or Bridge Debt of the Company.
“Equityholders’ Covenants” has the meaning set forth in Section 10.1(a)(ii)(B).
“Equityholders’ Representations and Warranties” has the meaning set forth in Section 10.1(a)(i)(B).
“Equityholders’ Representative” has the meaning set forth in Section 12.12(a).
“Equityholders’ Representative Group” has the meaning set forth in Section 12.12(c)(vi).
“Equityholders’ Representative Losses” has the meaning set forth in Section 12.12(c)(v).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed to be a “single employer” at any time during the six-year period preceding the date of this Agreement pursuant to Section 414 of the Code or Section 4001(b) of ERISA.
“Estimated Calculation Schedules” has the meaning set forth in Section 3.4(a).
“Estimated Closing Adjustment Amount” has the meaning set forth in Section 3.4(a)(vi).

“Estimated Working Capital” has the meaning set forth in Section 3.2(b).
“Excess Policy” has the meaning set forth in Section 8.18(b).
“Final Closing Adjustment Amount” has the meaning set forth in Section 3.4(b).
“Final Working Capital” has the meaning set forth in Section 3.2(c).
“Financial Statements” has the meaning set forth in Section 6.6(a).
“FIRPTA Certification” has the meaning set forth in Section 8.9(f).
“FIRPTA Notification” has the meaning set forth in Section 8.9(f).
“Foreign Plan” means all employee and managing director benefit plans, contracts, programs, accounts, pension, schemes and other similar arrangements maintained by the Company, its Subsidiaries or ERISA Affiliates that are subject to the laws of any jurisdiction outside of the United States.
“Form Working Capital Statement” has the meaning set forth in Section 3.2(a).
“Fundamental Representations” has the meaning set forth in Section 10.1(c)(i).
“GAAP” has the meaning set forth in Section 6.6(a).
“General Cap” shall mean the product of (A) $2,900,000 times (B) fifteen percent (15%).
“Governmental Consents” has the meaning set forth in Section 9.1(a).
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government; any instrumentality or subdivision thereof; any court, administrative agency, department, board, bureau or commission or other governmental authority or instrumentality; or any quasi-governmental or private body authorized to exercise any Tax, regulatory or governmental or quasi-governmental authority.
“Hazardous Substance” has the meaning set forth in Section 6.12(h).
“Indebtedness” of any Person shall mean the amount equal to the sum (without double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiaries or guaranteed by such Person or its Subsidiaries, including through the grant of a security interest upon the assets of such Person: (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments (whether or not convertible), and any interest unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) any prepayment penalties or acceleration payments, in each case under this clause (iv) payable in connection with the Merger or in connection with the prepayment of Indebtedness following the Effective Time, in each case under this clause (iv) with respect to Indebtedness outstanding as of the Closing; (v) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement with respect to any liabilities described in clause (i) or (ii) above; (vi) any negative cash or overdraft balances; and (vii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction.
“Indemnified Party” has the meaning set forth in Section 10.1(g).
“Indemnifying Party” has the meaning set forth in Section 10.1(g).
“Information Statement” has the meaning set forth in Section 8.10.
“Intellectual Property” means all intellectual property, including without limitation: (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know how and show how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, and (k) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.
“IRS” means the Internal Revenue Service.
“Joinder Agreement” has the meaning set forth in Section 9.2(n).
“Key Employees” means Vikash Varma.
“Laws” means domestic, foreign or international laws, statutes, treaties, ordinances, rules or regulations of any Governmental Entity or any Order.
“Letter of Transmittal” has the meaning set forth in Section 2.4(a).
“Limited License” has the meaning set forth in Section 6.17(q)(i).
“Limited License Software” has the meaning set forth in Section 6.17(q)(i).
“Losses” has the meaning set forth in Section 10.1(a).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.4(c).
“Material Contracts” has the meaning set forth in Section 6.20(a).
“Material Required Consents” has the meaning set forth in Section 9.2(g).
“Materiality Qualification” means, with respect to the representations, warranties, covenants and agreements of any Party or Parties, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Company Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 3.1.
“Merger Consideration Schedule” means the schedule set forth on Schedule B attached hereto, as shall be updated by the Company at Closing, setting forth the calculation of the Merger Consideration and the allocation of the Merger Consideration to the Equityholders.
“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
“Net Tax Benefit” has the meaning set forth in Section 10.3.
“Newco” has the meaning set forth in the Preamble.
“Non-Assumed Indebtedness” means all Indebtedness of the Company that is not Assumed Indebtedness, all of which is intended to be repaid at the Closing and to be reflected in an adjustment to the Merger Consideration pursuant to Section 3.1, and which shall include (but is not necessarily limited to) the Bridge Debt.
“Off-the-Shelf Licenses” has the meaning set forth in Section 6.17(c).
“Optionholders” means the holders of Company Stock Options.
“Order” means any decision, judgment, ruling, order, writ, injunction, decree, award or determination of any Governmental Entity or arbitrator.
“Ordinary Course of Business” means, with respect to an action taken or obligation incurred by the Company, such action or obligation is consistent in nature, scope and magnitude with the past practices of the Company.
“Outside Date” has the meaning set forth in Section 4.3(b).

“Owned Intellectual Property” means all Intellectual Property in and to which the Company or its Subsidiaries has, or purports to have, any right, title or interest, or has a right to hold any right, title or interest.
“Parties” means the parties to this Agreement, including those that may join by executing a Letter of Transmittal as contemplated in Section 12.13.
“Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, industrial designs, industrial models, provisional patent applications, including all reissues, divisions, continuations, continuations in part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.
“Permits” has the meaning set forth in Section 6.19(d).
“Permitted Encumbrances” means: (i) Encumbrances arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, but not securing any amounts presently due and payable; (ii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the Ordinary Course of Business and the terms of which are expressly required to be, and have been prior to the date hereof, made available to the Buyer pursuant to this Agreement; (iii) mechanics’, materialmen’s or other similar liens arising in the Ordinary Course of Business and in each case securing obligations (A) being contested in good faith and by appropriate proceedings, or not more than 60 days past due, and (B) in any amount less than $500, individually, and $1,000, in the aggregate; (iv) Encumbrances for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and reserved for; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other Encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (vi) statutory, common law or contractual liens (or other Encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any leased real property securing payments not yet due unless caused by the Company or any of its Subsidiaries, and (vii) Encumbrances that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.
“Person” means an individual, an Entity or a Governmental Entity.
“Personal Property” has the meaning set forth in Section 6.10.
“Post Closing Period” means any taxable year or other taxable period, and the portion of any Straddle Period, that begins after the Closing Date.

“Pre Closing Period” means any taxable year or other taxable period, and the portion of any Straddle Period, that ends prior to or on the Closing Date.
“Preferred Stock” has the meaning set forth in Section 6.5(a)(ii).
“Preferred Stock Warrant” means each warrant to purchase shares of Preferred Stock outstanding immediately prior to the Effective Time.
“Proceedings” means any civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry by or before any Governmental Entity or arbitrator.
“Pro Rata Portion” means, as of any date, in respect of any payment to be made hereunder to or by the Equityholders, the portion of such payment to be made to or by any individual Equityholder which is obtained by multiplying such aggregate payment by the percentage set forth opposite such Equityholder’s name in the corresponding column on Exhibit C (Pro Rata Portions), which shall include a column representing a Pro Rata Portion with respect to payments of Merger Consideration to the Equityholder and a column representing a Pro Rata Portion with respect to obligations to fund indemnification payments hereunder by such Equityholder.
“Reference Balance Sheet” has the meaning set forth in Section 6.6(a).
“Reference Balance Sheet Date” has the meaning set forth in Section 6.6(a).
“Released Parties” has the meaning set forth in Section 10.5.
“Releasing Parties” has the meaning set forth in Section 10.5.
“Representatives” has the meaning set forth in Section 8.4.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.
“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.0001 per share.
“Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.0001 per share.
“Series E Preferred Stock” means the Company’s Series E Preferred Stock, par value $0.0001 per share.

“Series F Per Share Merger Consideration” means (1) the sum of (A) the Equityholder Consideration and (B) the Aggregate Exercise Price of Series F Warrants divided by (2) the sum of (X) the number of shares of Series F Preferred Stock outstanding immediately prior to the Effective Time and (Y) the number of shares of Series F Preferred Stock issuable upon the exercise of all Series F Warrants outstanding immediately prior to the Effective Time.
“Series F Preferred Stock” means the Company’s Series F Preferred Stock, par value $0.0001 per share.
“Series F Preferred Stock Certificates” means the stock certificates representing the Series F Preferred Stock.
“Series F Warrant” means each warrant to purchase shares of Series F Preferred Stock outstanding immediately prior to the Effective Time.
“Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.
“Stockholder Arrangements” means the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Voting Agreement, both dated as of January 17, 2014, and the Amended and Restated First Refusal and Co-Sale Agreement, dated as of November 12, 2010, by and among the Company and the Persons named therein, and any management rights letters.
“Stockholder Consent” has the meaning set forth in the recitals of this Agreement.
“Stockholder Purchase Agreement” means the Series F Preferred Stock and Warrant Purchase Agreement by and among the Company and certain investors, dated January 17, 2014.
“Stockholders” means the holders of shares of Company Stock.
“Stock Plans” means the stock plans pursuant to which each such Company Stock Option was granted.
“Straddle Period” means any taxable year or other taxable period that begins prior to and ends after the Closing Date.
“Subsidiaries” has the meaning set forth in Section 6.3(a).
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Target Working Capital” means $2,730,000.
“Tax” or “Taxes” has the meaning set forth in Section 6.14(s).

“Tax Return” has the meaning set forth in Section 6.14(t).
“Third Party Claim” has the meaning set forth in Section 10.1(h).
“Third Party Embedded/Distributed Software” has the meaning set forth in Section 6.17(c).
“Third Party IP Licenses” has the meaning set forth in Section 6.17(d).
“Third Party Licenses” has the meaning set forth in Section 6.17(d).
“Third Party Software Licenses” has the meaning set forth in Section 6.17(c).
“Threshold Amount” has the meaning set forth in Section 10.1(c)(i).
“Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.
“Transaction Agreements” means the Equityholders Transaction Agreements, the Company Transaction Agreements and the Buyer Transaction Agreements.
“Transaction Expense Allowance” means $50,000.
“Transaction Expenses” means any out-of-pocket costs, fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of the financial advisors, legal counsel, investment bankers, accountants and auditors of the Company or its Subsidiaries, the engagement amount and any fees and expenses of the Equityholders’ Representative that are payable by the Company, any portion of the premium for the Excess Policy and all costs of terminating the Preferred Stock Warrants and obtaining the consents required in connection with this Agreement and the transactions contemplated hereby, that are unpaid immediately prior to the Closing.
“Transfer Taxes” has the meaning set forth in Section 8.9(e).
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
“Unbilled Revenue Schedule” has the meaning set forth in Section 3.4(a)(vii).
“U.S.” or the “United States” means the United States of America (including the states thereof and the District of Columbia), and its “possessions”, including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.
“Warrantholder” means the holder of a Preferred Stock Warrant.
“Working Capital” has the meaning set forth in Section 3.2(a).

“Working Capital Adjustment” has the meaning set forth in Section 3.1.
ARTICLE XII.

MISCELLANEOUS
Section 12.1    Waiver. Any failure of the Company or the Equityholders to comply with any of its obligations or agreements herein contained may be waived only in writing by the Buyer. Any failure of the Buyer or Newco to comply with any of its obligations or agreements herein contained may be waived only in writing by Company (prior to Closing) or the Equityholders’ Representative (after the Closing). No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Transaction Agreement shall be deemed a waiver of such right, power or privilege, an no waiver given will be applicable except in the specific instance in which it is given.
Section 12.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:
(a)    If to the Equityholders’ Representative or the Company (before Closing), to:

Company:

Stoke, Inc.
5403 Betsy Ross Drive
Santa Clara, CA 95054
Attention: President
Telephone No.: 781-530-3600

Equityholders’ Representative:
Fortis Advisors LLC Attention: Notice Department Facsimile No.: (858) 408-1843 Email: notices@fortisrep.com

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
Attention: Ivan A. Gaviria
Telephone No.: 650-321-2400

(b)    If to Buyer, Newco or the Company (after Closing), to:

Mavenir Systems, Inc.
1700 International Parkway, Suite 200
Richardson, Texas 75081
Attention: Chief Executive Officer
Telephone No.: 469-916-4393
Facsimile No.: 469-916-4397

With a copy to:
Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX 78701
Attention: Alan Bickerstaff
Telephone No: 512-320-9229
Facsimile No.: 512-542-5219

Such names and addresses may be changed by written notice to each Person listed above.

Section 12.3    Governing Law; Consent to Jurisdiction and Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Delaware.
(b)    Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts located in Dallas or Collin County, Texas and any appellate court therefrom for any actions, suits or proceedings arising out of, relating to or in connection with this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such Party’s principal place of business shall be effective service of process for any action, suit or proceeding against of the Parties in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of, relating to or in connection with this Agreement, in the federal or state courts in Dallas or Collin County, Texas, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties also agree that any final judgment in any Proceeding in such court(s) may be enforced in any other jurisdictions by suit on the judgment or any other manner provided by Law.
(c)    TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 12.4    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 12.5    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.
Section 12.6    Amendment and Modification. Prior to the Closing, this Agreement may be amended or modified only by written agreement of the Parties. Following the Closing, this Agreement may be amended or modified only by written agreement of the Buyer and the Equityholders’ Representative. Notwithstanding anything to the contrary herein, any amendment effected subsequent to the Stockholder Consent shall be subject to any restrictions contained in the DGCL.
Section 12.7    Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Subject to Section 12.12, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns (and, to the extent provided in Section 10.1, the other Buyer Indemnified Persons and Company Indemnified Persons) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 12.8    Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 12.9    Assignability. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, except that the Buyer may sell, transfer or assign, in whole or in part from time to time, to one or more of its Affiliates, any of its rights, but not its obligations, under this Agreement. Any purported violation of this Section 12.9 shall be void.
Section 12.10    Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years; provided, however, that when a phrase provides for a period of time measured in months, such period shall end on the corresponding day of the subsequent month (or to the extent the subsequent month does not have the corresponding day, on the last day of such month), such that, for instance, “the date that is three months immediately following January 15”

would mean April 15, and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
Section 12.11    Specific Performance. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of Article VIII of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise. Each Party agrees that the provisions of this Section 12.11 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 12.11.
Section 12.12    Equityholders’ Representative.
(a)    Appointment of Equityholders’ Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Equityholders hereby irrevocably constitutes and appoints, and each of the other Equityholders irrevocably constitutes and appoints pursuant to the Letter of Transmittal, Fortis Advisors LLC (the “Equityholders’ Representative”), as such Equityholder’s true and lawful attorney in fact and exclusive agent in connection with the performance of this Agreement and the transactions contemplated hereby, with full power and authority in the name and on behalf of such Equityholder as set forth in (b). This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated by this Agreement. The authority conferred upon the Equityholders’ Representative and the powers, immunities and rights to indemnification granted to the Equityholders’ Representative and the Advisory Group hereunder shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Equityholder or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of the Equityholders or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity) and shall be binding on any successor thereto, and if after the execution hereof any Equityholder shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated by this Agreement, the Equityholders’ Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Buyer herein to, consult with, notify, advise or otherwise communicate with the Equityholders shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Equityholders’ Representative. The execution of this Agreement by the undersigned Equityholders and, with respect to each of the other Equityholders, the execution of its respective Letter of Transmittal, shall constitute approval and ratification of the appointment of the Equityholders’ Representative and the other provisions of this Section 12.12. Each Equityholder agrees to receive correspondence from the Equityholders’ Representative, including in electronic form.
(b)    Authority. Each Equityholder hereby irrevocably grants the Equityholders’ Representative, and the other Equityholders irrevocably grant the Equityholders’ Representative pursuant to the Letter of Transmittal and this Agreement, exclusive and full power and authority in the name and on behalf of such Equityholder:
(i)    to execute and deliver, on behalf of such Equityholder, and to accept delivery of, on behalf of such Equityholder, such releases, instruments and other documents as the Equityholders’ Representative determines, in its sole discretion, to be appropriate to consummate this Agreement;
(ii)    to endorse and to deliver on behalf of such Equityholder, certificates representing the shares of capital stock or other documents to be surrendered by such Equityholder at the Closing;
(iii)    to acknowledge receipt of the Merger Consideration to be received pursuant to this Agreement by such Equityholder;
(iv)    to (1) dispute or refrain from disputing, on behalf of such Equityholder, any claim made by any Buyer Indemnified Person under this Agreement and comply with Orders with respect to, any dispute or Loss; (2) negotiate and compromise, on behalf of such Equityholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (3) agree to and execute, on behalf of such Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy;
(v)    to give and receive notices and communications, or to give or agree to, on behalf of such Equityholder, any and all consents, waivers, amendments or modifications, as the Equityholders’ Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
(vi)    to engage attorneys, accountants and agents, including an Arbitrating Accountant in accordance with Section 3.2(e), at the expense of the Equityholders;
(vii)    to amend this Agreement (other than this Section 12.12), or any of the instruments to be delivered to the Buyer by such Equityholder pursuant to this Agreement;
(viii)    to settle any Disputes with respect to the Final Working Capital;
(ix)    to have exclusive power and authority to set off, reduce or cancel any consideration payable to the Buyer or for the benefit of any Buyer Indemnified Person and to direct payments with respect to any consideration released to the Equityholders’ Representative pursuant to this Agreement for the benefit of such Equityholder pursuant to this Agreement;
(x)    to have exclusive power and authority to institute legal action or otherwise act on behalf of such Equityholder with respect to any claims against the Buyer (including any and all claims for non-payment or claims relating to indemnification) relating to the payment of the Merger Consideration and to control and direct any such claims;
(xi)    to set off and deduct such Equityholders’ Pro Rata Portion of any and all expenses incurred by the Equityholders’ Representative in exercising its powers hereunder (e.g., settling claims and exercising remedies) from such Equityholder’s Pro Rata Portion of the Merger Consideration or any other payments made to the Equityholders pursuant to this Agreement;
(xii)    to give such instructions and to take such action or refrain from taking such action, on behalf of such Equityholder, as the Equityholders’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement; and
(xiii)    to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Equityholders’ Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Equityholders’ Representative pursuant to this Section 12.12.
Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Equityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.

(c)    Reliance. Each of the Equityholders hereby agrees, and the other Equityholders agree pursuant to their respective Letters of Transmittal that:
(i)    in all matters in which action by any Equityholder or the Equityholders’ Representative is required or permitted under this Agreement, the Equityholders’ Representative is exclusively authorized to act on behalf of such Equityholder, notwithstanding any dispute or disagreement among Equityholders, or between any Equityholder and the Equityholders’ Representative, and the Buyer shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, the Equityholders’ Representative under this Agreement without any liability (due to such reliance) to, or obligation to inquire of, any of the Equityholders, regardless of whether the Buyer has knowledge of any such dispute or disagreement;
(ii)    any decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision of all of the Equityholders (pursuant to the Letter of Transmittal) and shall be final, binding and conclusive upon each such Equityholder;

(iii)    the power and authority of the Equityholders’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of Equityholders under this Agreement shall have terminated, expired or been fully performed;
(iv)    prior to the Closing, the holders of, and following the Closing, the former holders (as of immediately prior to the Closing) of, a majority of the issued and outstanding shares of capital stock of the Company (on an as converted basis) held by the Equityholders shall have the right, exercisable from time to time upon written notice delivered to Buyer: (1) to remove the Equityholders’ Representative, with or without cause; and (2) to appoint an Equityholder (or, in the case of an Equityholder which is an Entity, to appoint an Affiliate of such Equityholder, or an officer, employee or partner of such Equityholder or Affiliate) to fill the vacancy caused by the death, resignation or removal of the Equityholders’ Representative; provided, however, that (x) the Equityholders shall not remove the Equityholders’ Representative unless and until such Equityholders’ Representative’s replacement has been duly appointed and (y) if the Equityholders’ Representative resigns or is unable to serve as a result of his or her death, incapacity, bankruptcy or any other reason, or otherwise fails to timely perform its duties and responsibilities under this Agreement, the Buyer and its Affiliates shall not be required to take any action provided under this Agreement requiring the Equityholders’ Representative’s involvement until such replacement Equityholders’ Representative is duly appointed or such Equityholders’ Representative performs its duties and responsibilities under this Agreement, as the case may be; provided further, that, if the Equityholders’ Representative files for bankruptcy or institutes other insolvency proceedings, or fails to respond to the Buyer or otherwise fails to perform its duties and responsibilities under this Agreement within five Business Days after receiving notice from the Buyer of such failure, the Buyer may provide notice to the Equityholders of such occurrence or uncured failure and the Equityholders shall appoint a replacement Equityholders’ Representative within 30 days of such notice; and
(v)    the Equityholders’ Representative shall not have by reason of this Agreement or a Letter of Transmittal a fiduciary relationship in respect of any Equityholder. All actions, decisions and instructions of the Equityholders’ Representative shall be conclusive and binding upon all of the Equityholders and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and no Equityholder shall have any cause of action against the Equityholders’ Representative, and the Equityholders’ Representative shall not be liable to any Equityholder, for any action taken or not taken, decision made or instruction given by the Equityholders’ Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Equityholders’ Representative. The Representative shall be entitled to: (i) rely upon the Estimated Calculation Schedules and the Closing Date Calculation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.
(vi)    Certain Equityholders have entered into a letter agreement with the Equityholders’ Representative to provide direction to the Equityholders’ Representative in connection with the performance of its services under this Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholders’ Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Equityholders’ Representative Group”) shall be liable to any Equityholder (i) for any apportionment of payments made by it in good faith, and if any such apportionment is subsequently determined to have been made in error, the sole recourse of any Equityholder to whom payment was due, but not made, shall be to recover from other Equityholders (including the Equityholders’ Representative in the case of its capacity as a Equityholder, if any), any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement or (ii) arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties hereunder or under any Equityholders’ Representative engagement agreement without gross negligence or willful misconduct. The Equityholders shall severally, but not jointly (pro rata in accordance with their respective Pro Rata Portion), indemnify and defend the Equityholders’ Representative Group and hold the Equityholders’ Representative Group harmless against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs, judgments, fees, fines, amounts paid in settlement and expenses (including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Equityholders’ Representative and in connection with seeking recovery from insurers) (collectively, “Equityholders’ Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Equityholders’ Representative Group pursuant to the terms of this Agreement, in each case as such Equityholders’ Representative Loss is incurred; provided that in the event it is finally adjudicated that an Equityholders’ Representative Loss or any portion thereof was primarily caused by the fraud, gross negligence or willful misconduct of the Equityholders’ Representative Group, the Equityholders’ Representative will reimburse the Equityholders the amount of such indemnified Equityholders’ Representative Loss attributable to such fraud, gross negligence or willful misconduct. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.
(d)    Actions by Equityholders. Notwithstanding the foregoing, each of the Equityholders hereby agrees with the Equityholders’ Representative, and the other Equityholders agree with the Equityholders’ Representative pursuant to their respective Letters of Transmittal, at the request of the Equityholders’ Representative: (i) to take all actions necessary or appropriate to consummate the transactions contemplated hereby individually on such Equityholder’s own behalf, and (ii) to deliver, individually on such Equityholder’s own behalf, any other documents required of such Equityholder pursuant to this Agreement.
(e)    Reliance by the Buyer; Release. The Buyer and its Affiliates shall be entitled to rely conclusively on the instructions, decisions and actions of the Equityholders’ Representative in all matters in which action by the Equityholders’ Representative is required or permitted to be taken by the Equityholders’ Representative under this Agreement, and the Buyer and its Affiliates are hereby released and relieved from any liability to any Person for (i) any acts or omissions by the Buyer or its Affiliates taken at the request or instruction (including any payment instructions) of the Equityholders’ Representative (in its capacity as such) and (ii) any instructions, decisions or actions of the Equityholders’ Representative in all matters in which action by the Equityholders’ Representative is required or permitted under this Agreement.
(f)    Acceptance of Appointment. The Equityholders’ Representative acknowledges that it has carefully reviewed the provisions of, and understands, this Agreement and hereby accepts the appointment and power of attorney conferred hereunder.
Section 12.13    Joinder. The Parties acknowledge that additional Equityholders may join as signatories and Parties to this Agreement by executing a Letter of Transmittal and/or a Joinder Agreement.
Section 12.14    Disclosure Schedules. Attached hereto is the disclosure schedule (the “Disclosure Schedule”), setting forth, among other things, qualifications to certain representations and warranties of the Equityholders and the Company made in this Agreement. Except to the extent expressly provided otherwise in this Agreement, the disclosures in the Disclosure Schedule shall relate only to the representations and warranties in the section or sub-section of this Agreement to which each schedule expressly refers to and no other representation or warranty; provided, however, that any information disclosed under any section or sub-section of the Disclosure Schedule shall be deemed to be disclosed and incorporated in any other section or subsection of the Disclosure Schedule where it is readily apparent on the face of such disclosure (without reference to the underlying documentation and without the need for investigation or inquiry by the Buyer or Newco) that such disclosure is applicable to such other section or sub-section. Inclusion of any specific item in the Disclosure Schedule is not intended to imply that the items so included are or are not material or within or outside the Ordinary Course of Business. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained in the Disclosure Schedule shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever, including, an admission of any violation of any Law or breach of any agreement. Nothing in the Disclosure Schedule is intended to amplify or broaden the scope of any representation or warranty contained in this Agreement or create any covenant on the part of the Buyer unless clearly specified to the contrary therein. The headings in the Disclosure Schedule are for convenience of reference only and shall not affect the disclosures contained therein.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

MAVENIR SYSTEMS, INC.

By: /s/ Pardeep Kohli
Name: Pardeep Kohli
Title: Chief Executive Officer

STORM MERGER SUB, INC.

By: /s/ Terry Hungle
Name: Terry Hungle
Title: President

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

STOKE, INC.
By: /s/ Vikash Varma
Name: Vikash Varma
Title: Chief Executive Officer

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS REPRESENTATIVE
Fortis Advisors, LLC

By: /S/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

KPCB HOLDINGS INC. AS NOMINEE By: /s/ Paul M. Vronsky Name: Paul M. Vronsky Title: General Counsel

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

DAG Ventures II, L.P. DAG Ventures GP Fund II, L.P. DAG Ventures II-QP, L.P. By: /s/ Thomas Goodrich Name: Thomas Goodrich Title: Managing Director

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

PILOT HOUSE VENTURES GROUP III, LLC By: /s/ Stephen Van Beaver Name: Stephen Van Beaver Title: Managing Member

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

INTEGRAL CAPITAL PARTNERS VII, L.P. By: /s/ Charles A. Morris Name: Charles A. Morris Title: Manager

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

FOCUS VENTURES III, L.P. By: /s/ Kevin J. McQuillan Name: Kevin J. McQuillan Title: Managing Member
FV INVESTORS III, L.P. By: /s/ Kevin J. McQuillan Name: Kevin J. McQuillan Title: Managing Member

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

NCD INVESTORS, LLC By: /s/ Brent Jones Name: Brent Jones Title: Managing Member

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

KEATING CAPITAL, INC. By: /s/ Frederic M. Schweiger Name: Frederic M. Schweiger Title: Chief Operating Officer

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

EQUITYHOLDERS:

SVB FINANCIAL GROUP By: /s/ Scott Newman Name: Scott Newman Title: Portfolio and Funding Manager

MAVENIR SYSTEMS, INC.
AGREEMENT AND PLAN OF MERGER
SIGNATURE PAGE